Exhibit 10.5

LEASE

by and between

HUB PROPERTIES TRUST,

a Maryland real estate investment trust

“Landlord”

and

RE/MAX INTERNATIONAL, LLC,

a Delaware limited liability company

“Tenant”

for

premises located at

5073, 5075 and 5085 South Syracuse Street

Denver, Colorado 80237

April 16, 2010

1. Premises	1
2. Lease Term	1
3. Base Rent	2
4. Payment of Rent	3
5. Additional Rent	3
6. Late Charges	4
7. Taxes	4
8. Utilities and Services	6
9. Bond Lease	6
10. Use of Leased Premises	7
11. Alterations and Improvements	8
12. Signs	9
13. Maintenance and Repairs	9
14. Hazardous Materials	10
15. Indemnification and Insurance	12
16. Destruction of Premises	18
17. Condemnation	19
18. Liens	19
19. Sublease, Assignment, Transfer	20
20. Default–Grounds	23
21. Default–Remedies	24
22. Landlord’s Right to Perform Tenant’s Covenants	26
23. Consequential Damages	27
24. Access	27
25. Surrender	27
26. Holding Over	28
27. Tenant Financial Information	28
28. Tenant Estoppel Certificates	28
29. Representations, Warranties and Covenants of Tenant	29
30. Representations and Warranties of Landlord	30
31. “AS IS”	30
32. Title to Improvements	31
33. Landlord’s Consent	31
34. Notices	32
35. Waiver	33
36. Time is of the Essence	33
37. No Recording	33
38. Conveyance by Landlord	33
39. No Personal Liability to Landlord	33
40. Subordination, Nondisturbance and Attornment	34
41. Invalidity	34
42. Construction	34
43. Attorneys’ Fees	34
44. Binding Effect	34
45. Quiet Enjoyment	35
46. Brokerage Commissions	35
47. No Partnership	35

48. Survival of Obligations	35
49. Entire Agreement	35
50. Severability	35
51. Waiver of Redemption	35
52. Waiver of Right to Jury Trial	35
53. Disclaimer	36
54. Statement Concerning Limited Liability	36
55. Waiver of Landlord Lien	36
56. Vacation of Easements	36

EXHIBITS

Exhibit “A”	Legal Description of Premises
Exhibit “B”	Memorandum of Lease

-ii-

LEASE

THIS LEASE (this “Lease”) is made and entered into as of April 16, 2010 (the “Effective Date”), by and between HUB PROPERTIES TRUST, a Maryland real estate investment trust (“Landlord”), and RE/MAX INTERNATIONAL, LLC, a Delaware limited liability company (“Tenant”).

WITNESSETH:

For and in consideration of the mutual agreements, covenants and promises set forth in this Lease and for other good and valuable consideration, the receipt, sufficiency and validity of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Premises. Landlord leases to Tenant and Tenant accepts and leases from Landlord, upon the terms and conditions set forth in this Lease, that certain real estate having a street address at 5073, 5075 and 5085 South Syracuse Street Denver, Colorado 80237 and consisting of approximately 5.4 acres of land as legally described on Exhibit “A” attached to this Lease, together with all easements, rights and appurtenances pertaining to such land (collectively, the “Land”) and all of the buildings and other improvements now or in the future located on the Land (collectively, the “Improvements” and, together with the Land, collectively, the “Premises”). The Improvements include, without limitation, a twelve (12) story office tower (the “Office Tower”) and two (2) separate buildings currently being used as restaurants and/or cafes (collectively, the “Restaurant Buildings”).

2. Lease Term.

(a) Initial Term. The term of this Lease (the “Initial Term”) shall commence on the Effective Date and end on the last day of the month in which the eighteen (18) year anniversary of the Effective Date occurs, unless the Initial Term shall be extended or sooner terminated as expressly provided in this Lease.

(b) Extended Terms. Provided that this Lease is in full force and effect and no Event of Default (as defined in Section 20) shall exist at the time of Tenant’s election to extend the Lease Term (or Landlord shall have waived such latter condition in its sole discretion), Tenant shall have the option to extend the Initial Term for two (2) additional periods of ten (10) years each (each, an “Extended Term”), with each such Extended Term to commence upon the expiration of the Initial Term or the first Extended Term, as applicable. Each Extended Term shall be on the same terms, covenants and provisions as set forth in this Lease, except that Base Rent (as defined below) shall be adjusted in accordance with the provisions of Section 3 below, and Tenant shall have no further option to extend the Lease Term (as hereinafter defined) after the expiration of the second Extended Term. If Tenant wishes to exercise its option to extend the Lease Term, it shall do so by delivering a written notice thereof to Landlord at least twelve (12) months prior to the expiration of the Initial Term or the first Extended Term, as applicable. When used in this Lease, the terms “Lease Term” or “Term” mean not only the Initial Term, but also any Extended Term then in effect and any extension occurring pursuant to Section 16 below.

3. Base Rent. Commencing on the Effective Date, Tenant shall pay to Landlord as base rent (the “Base Rent”) the sum of Six Million One Hundred Eighty Thousand and No/100 Dollars ($6,180,000.00) per annum, in equal monthly installments of Five Hundred Fifteen Thousand and No/100 Dollars ($515,000.00) each, subject to adjustment in accordance with the further provisions of this Section 3. Base Rent shall be paid on the first day of each month during the Lease Term, in advance; provided that if the Effective Date is not the first day of a month, Base Rent for such month shall be paid on the Effective Date and equal Five Hundred Fifteen Thousand and No/100 Dollars ($515,000.00) multiplied by a fraction the numerator of which is the number of days from the Effective Date through the last day of such month (inclusive of both such dates) and the denominator of which is the number of days in such month. On the first anniversary of the Effective Date (or if the Effective Date is not the first day of a month, on the first anniversary of the first day of the month following the month in which the Effective Date shall occur (the “Rent Bump Date”)) and on each subsequent anniversary thereof throughout the Lease Term (including, without limitation, on each anniversary of the Rent Bump Date occurring during any applicable Extension Term), the Base Rent shall be increased to an amount equal to one hundred three percent (103%) of the Base Rent for the respective preceding twelve-month period. Notwithstanding the foregoing, the Base Rent for the first twelve (12) months of the second Extended Term shall equal the Market Rate (as defined below).

The “Market Rate” shall mean the then fair market annual rent for leases or lease renewals entered into as of the commencement of the second Extended Term (determined as set forth below) for buildings of comparable age, type, size, quality and location, and assuming that (a) neither Landlord nor the prospective tenant is under a compulsion to rent, both Landlord and the prospective tenant are typically motivated, well-informed and well-advised, and each is acting in what it considers its own best interest, (b) the Premises are fit for immediate occupancy and use “as is” and (c) if the Premises have been destroyed or damaged by fire or other casualty, they have been fully restored. Landlord shall designate the Market Rate in a written notice given to Tenant within thirty (30) days after Landlord’s receipt of Tenant’s notice exercising its option to extend the Lease Term for the second Extended Term (the “Market Rate Notice”). If Tenant disagrees with Landlord’s designation of the Market Rate in the Market Rate Notice, then Tenant shall give notice thereof to Landlord within thirty (30) days after the date of Market Rate Notice. Tenant’s failure to provide such notice of disagreement within such 30-day period shall constitute Tenant’s acceptance of the Market Rate as designated in Market Rate Notice. If the parties cannot agree upon the Market Rate on or before the date that is forty-five (45) days following the date of the Market Rate Notice, then the Market Rate shall be submitted to appraisal as follows:

Within fifteen (15) days after the expiration of such 45-day period, Landlord and Tenant shall each give notice to the other designating the name and address of its appointed appraiser who shall have at least ten (10) years experience as a commercial real estate broker in the greater Denver area dealing with properties of the same type and quality as the Premises. The two appraisers so appointed shall meet within fifteen (15) days after the second appraiser is appointed and if, within thirty (30) days after the second appraiser is appointed, the two appraisers shall not have agreed upon a determination of the Market Rate in accordance with terms hereof, they shall each submit their determination of the Market Rate to the other and together appoint a third appraiser who also has the qualifications set forth hereinabove. If the two appraisers cannot agree upon the appointment of a third appraiser within ten (10) days after the expiration of the 30-day period following the appointment of the second appraiser, then either party, on behalf of both and upon notice to the other, may request such appointment by the American Arbitration Association (or any successor organization) in accordance with its then prevailing rules. The third appraiser, within thirty (30) days after his or her appointment, shall decide which of the other two appraiser’s determinations of the Market Rate shall be closer to the actual Market Rate and such determination shall be the Market Rate hereunder.

If only one appraiser with the qualifications set forth hereinabove shall be designated by either Landlord or Tenant within such 15-day period, that sole appraiser shall render the decision that would otherwise have been rendered by the agreement of the two appraisers as hereinabove provided.

The decision and award of the appraiser(s) shall be in writing and shall be final and conclusive on all parties, and counterpart copies thereof shall be delivered to both Landlord and Tenant within the time periods required for the appraiser(s) to reach agreement hereunder. Judgment upon the award of the appraiser(s) may be entered in any court of competent jurisdiction. Landlord and Tenant hereby waive the right to an evidentiary hearing before the appraiser(s) and agree that the appraisal shall not be an arbitration nor shall it be subject to state or federal law relating to arbitrations.

Each party shall pay for all of the fees and expenses of the appraiser it has chosen and such party’s own counsel. Each party shall pay one half (1/2) of the fees and expenses of the third appraiser and all other expenses of the appraisal.

If the dispute between the parties as to the determination of the Market Rate has not been resolved before the commencement of the second Extended Term, then, commencing on the first day of the second Extended Term, Tenant shall pay Base Rent under this Lease equal to the Base Rent in effect during the last year of the first Extended Term until the Market Rate has been determined, at which time Tenant shall pay any underpayment of Base Rent to Landlord, or Landlord shall refund any overpayment of Base Rent to Tenant.

4. Payment of Rent. Tenant shall pay all monthly installments of Base Rent and all other sums due under this Lease to Landlord, without notice or demand and without deduction, abatement or setoff, except as otherwise expressly set forth in this Lease, in advance on or before the first day of each calendar month during the Lease Term, at c/o Reit Management & Research LLC, 400 Centre Street, Newton, Massachusetts 02458 or at such other place or to such other person or persons as Landlord may designate upon at least thirty (30) days’ advance written notice to Tenant. All sums due under this Lease shall be payable in current legal tender of the United States of America.

5. Additional Rent. In addition to Base Rent, all other amounts to be paid by Tenant to Landlord pursuant to this Lease, if any, shall be deemed to be Additional Rent (whether or not designated as such). Absent any specific provision herein to the contrary, Tenant shall pay all Additional Rent within thirty (30) days of invoice. Landlord shall have the same remedies for the failure to timely pay Additional Rent as for the failure to timely pay Base Rent.

6. Late Charges. If any payment or Base Rent, Additional Rent or any other amount due to Landlord hereunder is not received in full by Landlord within five (5) days after the date on which such payment or other amount first becomes due, then Tenant shall pay to Landlord a late charge equal to the lesser of (a) Five Thousand and No/100 Dollars ($5,000.00) or (b) two and 1/2 percent (2.5%) of the late payment; provided, however, in no event shall any such late charge be payable with respect to the first two payments of Base Rent which are not timely paid during any 12-month period provided that they are in fact paid within five (5) business days after a notice thereof is given to Tenant. The parties acknowledge and agree that the damages that Landlord will suffer in connection with a late payment are extremely difficult to calculate, and the foregoing late charge is a reasonable estimate of Landlord’s probable damages in such an event and is not a penalty. This provision shall not be construed to allow or permit Tenant to make any payments after such payment’s due date, or to Waive (as defined in Section 15(a)(i) below) any of Landlord’s other rights or remedies in connection with any delinquent payments by Tenant. The extension of time for the payment of any installment of Base Rent or any other sums due under this Lease, or the acceptance by Landlord of any late payment, will not Waive any right of Landlord to insist on having all other payments due under this Lease made in the manner and at the time specified in this Lease.

7. Taxes.

(a) Occupancy, Sales and Rent Taxes. In addition to and together with its payments of Base Rent and Additional Rent, Tenant shall pay to Landlord any governmental taxes now or in the future imposed on Base Rent, Additional Rent or any other charges collected or paid pursuant to the terms of this Lease including, without limitation, any state, county or local rental, occupancy, sales, transaction privilege and excise taxes, but specifically excluding any taxes imposed upon the net income of Landlord.

(b) Personal Property Taxes. Tenant shall pay to the appropriate taxing authority, not later than ten (10) business days prior to delinquency, all personal property taxes assessed against any personal property owned or leased by Tenant in connection with the Premises.

(c) Real Property Taxes. From and after the Effective Date, Tenant shall pay all Taxes (as defined below) which accrue against or are otherwise payable with respect to the Premises. Tenant shall arrange for the bills for all Taxes to be sent directly from the applicable taxing authorities to Tenant, and Tenant shall pay all such Taxes directly to the appropriate taxing authorities not later than ten (10) business days prior to delinquency. Landlord shall, at no cost or expense to Landlord, reasonably cooperate with Tenant’s efforts to have the bills for all Taxes sent directly from the taxing authorities to Tenant. Tenant shall provide to Landlord written evidence of timely payment of Taxes by Tenant not later than five (5) business days prior to the last day that any Taxes may be paid without the imposition of interest and/or a penalty. Notwithstanding the provisions of this Section 7(c) to the contrary, if Tenant shall fail to pay any Taxes to the applicable taxing authorities in a timely manner (unless Tenant is contesting such Taxes in accordance with Section 7(d) below) or if Tenant shall default in the payment of any Base Rent, Additional Rent or other sums due under this Lease beyond any applicable notice and cure periods, Landlord may, upon not less than three (3) days’ prior written notice to Tenant, require that Tenant thereafter pay one-twelfth (1/12) of the amount reasonably estimated by Landlord to be the Taxes due and payable during each year thereafter during the Lease Term, together with each monthly installment of Base Rent. Landlord reserves the right to adjust the amount of any such estimated payments from time to time. Landlord may commingle any such estimated payments with Landlord’s other funds and shall not be obligated to pay or otherwise credit Tenant for any interest that may be earned thereon. At the end of each full tax year during the Lease Term and again at the expiration or termination of this Lease, Landlord and Tenant shall calculate the actual Tax accruing against the Premises, and Tenant shall be credited or charged, as the case may be, for such adjustments as may be necessary by reason of any difference between the actual amounts determined by Landlord to have accrued against the Premises (or the pro-rata portion of such amount notwithstanding that payment to the taxing authority may not then be due) as of the expiration or termination of this Lease and the amount of such Taxes actually paid by Tenant. If Landlord requires Tenant to pay monthly estimated installments of Taxes hereunder, then Landlord shall be obligated to pay all Taxes on or before their due dates to the extent that (A) Landlord has received the full amount of such Tax payments from Tenant and (B) Landlord has received a copy of the bill for such Taxes, in each case at least thirty (30) days prior to their due date.

“Taxes” shall mean, collectively, all taxes (including, without limitation, all ad valorem, or similar taxes that relate to or are imposed upon Landlord or the Premises), assessments (including, without limitation, water, irrigation project, sewer, street, paving and other assessments for public improvements or benefit, whether or not commenced or completed prior to the date hereof), water, sewer or other rents and charges, excises, tax levies, fees (including, without limitation, license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, foreseen or unforeseen, of every kind and character in respect of the Premises (including all interest and penalties thereon due to any failure in payment by Tenant), which at any time prior to, during or in respect of the Lease Term may be assessed or imposed on or in respect of or be a lien upon the Premises or any part thereof or any rent therefrom or any estate, right, title or interest of Landlord therein, or in connection with the Premises or the leasing or use of the Premises or any part thereof by Tenant; provided, however, that nothing contained herein shall be construed to require Tenant to pay and the term “Taxes” shall not include (i) any tax based on net income imposed on Landlord or any other income, capital levy, fee transfer, capital stock, gift, succession, estate or inheritance tax arising out of transfers by Landlord other than this Lease or any action taken at or as a result of Tenant’s request, (ii) any transfer tax imposed with respect to the sale, exchange or other disposition by Landlord of the Premises (other than any transfer tax due with respect to this Lease, if any and any transfers taken at or as a result of Tenant’s request), (iii) any interest or penalties imposed on Landlord as a result of the failure of Landlord to file any return or report timely and in the form prescribed by law or to pay any tax or imposition, except to the extent such failure results from a breach by Tenant of its obligations hereunder, and (iv) any impositions imposed on Landlord that are a result of Landlord not being considered a “United States person” as defined in Section 770l(a)(30) of the Internal Revenue Code of 1986.

(d) Tax Contests. Provided no Event of Default shall then be outstanding, Tenant shall have the right, upon not less than thirty (30) days’ prior written notice to Landlord, to contest by appropriate legal proceedings, diligently conducted in good faith, in the name of Tenant or Landlord or both, without any cost, expense or other liability to Landlord, the amount, validity or application of any Taxes during the Lease Term, provided that Tenant shall provide

Landlord with updates from time to time promptly following any request from Landlord regarding the progress of such contest, and further subject to the following:

(i) If any lien, charge or civil liability could be incurred by reason of any such contest, Tenant shall not initiate such contest without first obtaining the prior written consent of Landlord, which consent not shall not be unreasonably withheld, conditioned or delayed; provided, further, that such contest shall not subject Landlord to any criminal liability and Tenant shall furnish to Landlord such security as shall be reasonably satisfactory to Landlord with respect to any Claim (as defined in

Section 14(a)(iii) below) that could reasonably be expected to arise in connection with such contest.

(ii) Upon Tenant’s request, Landlord, at Tenant’s sole cost and expense, including Tenant’s payment of Landlord’s reasonable attorneys’ fees, shall execute and deliver any appropriate papers as may be reasonably necessary or proper to permit Tenant to contest the validity or application of any such Taxes. Tenant shall Indemnify (as defined in Section 15(a)(i) below) Landlord from any Claim arising from or in connection with such proceedings.

8. Utilities and Services. Tenant shall pay for all fuel, gas, oil, heat, electricity, power, water, telephone, trash removal and other utilities and services which may be furnished to or used at the Premises. Tenant shall pay all charges for such utilities and services directly to the applicable provider thereof prior to delinquency, and Tenant shall keep the Premises free and clear of any lien or encumbrance of any kind whatsoever constituting a charge against the Premises arising from or in connection with the nonpayment or a late payment of any charges for said utilities or services.

9. Bond Lease. It is the purpose and intent of Landlord and Tenant that this Lease be a so-called “bond lease.” As such, Landlord and Tenant intend and agree that, except as otherwise expressly set forth herein, (a) the Base Rent and Additional Rent shall be absolutely net to Landlord, so that this Lease shall yield, net to Landlord, the Base Rent and Additional Rent specified in this Lease, (b) all costs, operating expenses, taxes, premiums, fees, interest, charges, expenses, reimbursements and obligations of every kind and nature whatsoever relating to the Premises which may arise or become due during or out of the Lease Term, excepting only the income, transfer, estate, inheritance and transfer taxes of Landlord (other than taxes expressly excluded from the definition of Taxes in Section 7 above) and amounts payable in connection with any Mortgage, shall be paid or discharged by Tenant and (c) each and every obligation of any kind or nature whatsoever that may arise or be related to the Premises, whether ordinary or extraordinary, foreseen or unforeseen, shall be paid or performed by Tenant at its sole cost and expense. In addition, except as otherwise expressly set forth herein, Tenant shall not seek, or be entitled to, any abatement, deduction, deferment or reduction of the Base Rent or Additional Rent due hereunder or any set-off against the Base Rent or Additional Rent due hereunder, nor shall Tenant’s obligations hereunder be otherwise affected for any reason whatsoever, including, without limitation, (i) any damage to or destruction of the Premises, or any portion thereof, from whatever cause, (ii) the lawful or unlawful prohibition of, or restriction upon, Tenant’s use of the Premises, or any portion thereof, or the interference with such use by any person or party; or (iii) for any other cause whether similar or dissimilar to any of the foregoing. Except as otherwise expressly set forth herein, Tenant hereby Waives all rights arising from any occurrence whatsoever, which may now or hereafter be conferred upon it by law (A) to modify, surrender or terminate this Lease or quit or surrender the Premises, or any portion thereof, or (B) which would entitle Tenant to any abatement, reduction, suspension or deferment of Base Rent or Additional Rent due hereunder or other sums payable or other obligations to be performed by Tenant hereunder. Further, it is the declared intent of Landlord and Tenant that the transaction contemplated by this Lease be construed as a lease and not as a loan or a financing transaction and Tenant shall account for this Lease as a lease and not as a loan or a financing transaction for all applicable purposes.

10. Use of Leased Premises. The Office Tower shall be used and occupied throughout the Lease Term solely for office purposes and ancillary purposes reasonably related thereto and the Restaurant Buildings shall be used and occupied throughout the Lease Term solely for restaurant, café or retail purposes and ancillary purposes reasonably related thereto and for no other purposes without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant shall not use or occupy the Premises, nor permit the Premises to be used or occupied, nor permit anything to be done in or about the Premises, which (a) violates or could reasonably be expected to violate any applicable laws, (b) voids or could reasonably be expected to make voidable any insurance then in force with respect to the Premises, (c) damages or could reasonably be expected to damage to the Improvements or any part of the Improvements, (d) constitutes or could reasonably be expected to constitute a public or private nuisance, or (e) which violates or could reasonably be expected to violate the rights of adjoining landowners. Throughout the Lease Term, Tenant, at its sole cost and expense, shall promptly cure and remove any violation and shall promptly comply with all present and future laws, ordinances, orders, rules, regulations and requirements of all federal, state, and municipal governments, courts, departments, commissions, boards, any national or local Insurance Rating Bureau, or any other body exercising functions similar to those of any of the foregoing, radical, foreseen or unforeseen, ordinary as well as extraordinary, which may be related to the Premises, or any part of the Premises, or to the use or manner of use of the Premises, or any part of the Premises, whether or not the correction or removal so necessitated shall have been foreseen or unforeseen or whether the same shall involve radical, extraordinary, or capital construction or other disposition. Tenant, at all times at its sole cost and expense, shall comply with the terms and conditions of any covenants, conditions, restrictions and/or reciprocal easement agreements heretofore or hereafter recorded against or binding upon the Premises and shall timely comply with all obligations of Landlord as the tenant under that certain Ground Lease, dated as of May 23, 2007, between Goldsmith Metropolitan District and EGDP, LLC (as the same may be amended or assigned from time to time, the “Ground Lease”). Tenant, at all times at its sole cost and expense, shall also cause all of the Tenant Parties (as hereinafter defined) to comply with the applicable provisions of such covenants, conditions and restrictions, reciprocal easement agreements and the Ground Lease, and this Lease shall constitute a sublease between Landlord and Tenant with respect to the premises demised under the Ground Lease for the Lease Term. Tenant shall timely pay or perform, as the case may be, all obligations attributable to the Premises or the owner of the Premises under the covenants, conditions and restrictions and/or reciprocal easement agreements recorded against the Premises or to the tenant under the Ground Lease. Tenant shall not do or suffer any waste to the Premises or any part of the Premises.

11. Alterations and Improvements. Prior to commencing construction of (a) any Improvements that (when considered individually or together with any related Improvements) have a total estimated cost in excess of $250,000.00, or (b) any alterations to any of the Improvements that (when considered individually or together with any related alterations) have a total estimated cost in excess of $250,000.00, or (c) any structural alterations to any of the Improvements, or (d) any non-structural alterations to the Improvements that could reasonably be expected to diminish the value of the Improvements by more than $100,000.00 (either individually or in the aggregate) (any of the foregoing, “Major Work”), Tenant shall obtain Landlord’s prior written approval of such proposed Improvements or alterations, which approval shall not be unreasonably withheld, conditioned or delayed so long as Tenant shall not be in breach under this Lease beyond any applicable notice and cure period. Prior to commencing any construction (regardless of whether or not Landlord’s approval may be required hereunder), Tenant shall submit to Landlord, on electronic media (together with a hard copy), such plans and specifications as are customary and reasonable for the alteration or improvement contemplated, in Tenant’s commercially reasonable judgment, which may include a site plan showing in detail any planned changes to the existing dimensions, ingress, egress, grading, drainage, site and building signage, site and building lighting, parking, hardscape and landscaping (the “Preliminary Submittal”). In addition, prior to commencing construction of any Major Work, Tenant shall submit to comprehensive plans and specifications therefor for Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed so long as Tenant shall not be in breach under this Lease beyond any applicable notice and cure period. No work that requires Landlord’s approval may be commenced unless and until Landlord shall have given such approval as required hereunder. It shall be reasonable for Landlord to withhold its approval of the comprehensive plans and specifications if they do not substantially conform to the Preliminary Submittal approved by Landlord. Tenant acknowledges that Landlord does not assume any responsibility whatsoever for the design of any structure or for any violation of applicable laws, ordinances or regulations and that Landlord’s review and approval of the Preliminary Submittal and any plans and specifications is for Landlord’s own benefit and does not constitute any representation or warranty whatsoever to Tenant. Tenant shall not make any material changes or modifications to the plans and specifications for any alterations or new Improvements after having received the approval of Landlord, without first obtaining the approval of Landlord to such changes or modifications, which approval shall not be unreasonably withheld, conditioned or delayed so long as Tenant shall not be in breach under this Lease beyond any applicable notice and cure period. All work shall be constructed and completed in a good, workmanlike and lien free manner, in conformance with the plans and specifications approved by Landlord as required hereunder and in compliance with the codes and ordinances of governmental authorities having jurisdiction. Within one hundred twenty (120) days after completion of any Improvements on the Land and within one hundred twenty (120) days after completion of any alterations to the Improvements, Tenant shall deliver to Landlord, at no cost or expense to Landlord, one (1) set of “as built” plans for the Improvements on electronic media, together with a signed and sealed letter of certification from Tenant’s architect and/or engineer certifying that the electronic media furnished represents the true, correct and complete “as built” plans for the Improvements; provided, however, in no event shall Tenant be required to submit “as built” plans and specifications for any Improvements or alterations that do not constitute Major Work if it would not be customary and reasonable to produce “as built” plans and specifications for such Improvement or alteration. All Improvements, alterations, additions and fixtures (excluding Tenant’s trade fixtures, furniture, equipment and/or personal property) made or installed by Tenant (collectively, the “Tenant Alterations”) shall remain upon the Premises at the expiration or earlier termination of this Lease and shall become the property of

Landlord without the need to execute any further documents or instruments, unless, either prior to the expiration or termination of this Lease or within thirty (30) days after the termination or expiration of this Lease, Landlord shall give written notice to Tenant directing Tenant to remove the same or such of the same as shall be specified by Landlord, whereupon Tenant shall, on or before the expiration or earlier termination of the Lease Term (or the date that is thirty (30) days after the date of Landlord’s notice if such notice is given after the expiration or earlier termination of the Lease Term) remove any Tenant Alterations so specified and repair all damage occasioned in connection with such removal and return the area affected thereby to its condition prior to the performance or installation of the same, all at Tenant’s sole cost and expense. Notwithstanding the foregoing, except for cabling, which Tenant shall remove if Landlord does not require the same to be capped and surrendered, Tenant shall not be required to remove any Tenant Alterations if (i) Tenant’s request for Landlord’s consent to such Tenant Alterations (or Tenant’s notice of Tenant Alterations which do not require Landlord’s consent hereunder) contains a statement in capital letters of not less than 14 point, bold-face type advising Landlord that Landlord shall be deemed to have waived its right to require removal of such Tenant Alterations at the end of the Lease Term unless Landlord, at the time Landlord gives its consent to such Tenant Alterations (or within thirty (30) days after receiving notice of any Tenant Alterations not requiring Landlord’s consent), notifies Tenant that removal of such Tenant Alterations at the end of the Lease Term is required and (ii) Landlord does not notify Tenant that such removal shall be required.

12. Signs. Tenant shall have the right to install such signs on the Land and the Improvements in connection with Tenant’s operation of the Premises as Tenant may elect from time to time. All signs shall be installed and maintained at the expense of Tenant and shall comply with all codes or ordinances now in effect or in the future enacted by any governmental authority having jurisdiction over the Premises and with all covenants, conditions, restrictions and/or reciprocal easement agreements, if any, now or hereafter imposed upon the Land.

13. Maintenance and Repairs.

(a) Tenant’s Obligations. Tenant, at its sole cost and expense, shall maintain in good order and repair and to a standard consistent with similarly-situated class A developments in the Denver, Colorado metropolitan area (making all necessary replacements, renewals, and alterations) all portions of the Premises, interior and exterior, glass, doors, signs, interior walls, ceilings, roof, parking areas, landscaping, plumbing, heating, cooling, refrigeration, electrical systems, fixtures, plumbing systems and all other improvements now or in the future located on the Premises. Tenant assumes full and sole responsibility for the condition, operation, repair, replacement, maintenance and management of the Premises at its sole cost and expense.

(b) Shared Capital Expenditures. Notwithstanding anything contained in Section 13(a) to the contrary, Landlord shall reimburse Tenant, within one hundred eighty (180) days following the expiration of the Lease Term, for the unamortized costs of any Shared Capital Expenditure (as hereinafter defined), which unamortized costs shall be calculated based on the generally accepted useful life of such Shared Capital Expenditure (as determined by Landlord in good faith in accordance generally accepted accounting principals consistently applied), as reasonably agreed upon by Landlord and Tenant prior to the making of any such Shared Capital Expenditure. A “Shared Capital Expenditure” shall mean any capital expenditure which (a) costs in excess of $100,000 (as determined in accordance with the bidding procedure as hereinafter described), (b) has been approved by Landlord as if the same constituted Major Work, notwithstanding the fact that it may not satisfy all of the criteria applicable to Major Work, (c) is completed during the last sixty (60) calendar months of the Lease Term, (d) has a generally accepted useful life which extends beyond sixty (60) calendar months following the expiration of the Lease Term, and (e) is required in order to maintain the Property in compliance with Section 13(a) and not as a result of or in connection with (i) Tenant’s failure to maintain the Property as aforesaid or (ii) any casualty or condemnation involving the Property (it being acknowledged and agreed that any such casualty or condemnation shall be subject to the terms and provisions of Sections 16 or 17 below, as applicable). Within thirty (30) days after Tenant notifies Landlord of its intent to commence a Shared Capital Expenditure, Landlord and Tenant shall each designate not more than two reputable contractors who are ready, willing and able to complete the Shared Capital Expenditure in accordance with the requirements of this Lease and whose identity or identities shall be subject to the prior approval of the other party, which approval shall not be unreasonably withheld, conditioned or delayed. Such contractors shall submit their bids to Landlord and Tenant within thirty (30) days following their designation and approval, and the contractor with the lowest bid shall be selected to perform the work. Tenant shall be responsible for all costs and expenditures incurred or otherwise owing in connection with any Shared Capital Expenditure, subject to Landlord’s obligation to reimburse Tenant for the same following the expiration of the Term. Notwithstanding the foregoing, Landlord shall not have any obligation to reimburse Tenant for any Shared Capital Expenditure that no longer qualifies as such following any election by Tenant to exercise its right to extend the Lease Term for any Extended Term or if the Lease Term is terminated as a result of any Event of Default by Tenant or if Tenant does not otherwise surrender the Premises in accordance with Section 25 of this Lease. Subject to the foregoing, this Section 13(b) shall survive the expiration or any earlier termination of the Lease Term.

14. Hazardous Materials.

(a) Definitions.

(i) “Environmental Report” means a so-called “Phase I” report or such other level of investigation which shall be the standard of diligence in the purchase or lease of property similar to the Property at the time in question, together with any additional investigation and report which would be needed to make the conclusions required above or which would customarily follow any discovery contained in any initial report(s), and for which the investigation and testing on which the conclusions shall have been based shall have been performed not earlier than thirty (30) days prior to the date of such report.

(ii) “Hazardous Materials” means, collectively, any chemical, compound, material or substance that: (A) is a flammable explosive, asbestos, radioactive material, nuclear material, hazardous waste, toxic substance or petroleum product; (B) is controlled, designated in or governed by any Hazardous Materials Law; (C) gives rise to any reporting or notice requirements under any Hazardous Materials Law; or (D) gives rise to any liability, responsibility or duty on the part of any Tenant Party with respect to any third person under any Hazardous Materials Law.

(iii) “Hazardous Materials Laws” means, collectively, any and all presently existing or enacted in the future federal, state or local laws, ordinances, rules, regulations, final decrees and orders (including the so-called “common law” of the State of Colorado) relating to hazardous substances, hazardous materials, hazardous waste or toxic substances on, under or about any of the improved real properties comprising the Premises, or soil and ground water conditions, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. 9601, et seq., the Resource Conversation and Recovery Act, 42 U.S.C. 6901, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1801, et seq., any amendments to the foregoing, and any similar federal, state or local laws, ordinances, rules, regulations, final decrees and orders.

(b) Use of Hazardous Materials. Tenant shall not allow any Hazardous Material to be used, generated, released, handled, stored or disposed of at, on, in, under or about, or transported from, any of the Premises, except in compliance with all applicable Hazardous Materials Laws, Tenant shall be permitted to store and use on the Premises Hazardous Materials in such quantities as are reasonable, necessary and incidental to business operations on the Premises as described in this Lease, but only so long as Tenant complies with all applicable Hazardous Materials Laws with respect thereto.

(c) Compliance With Hazardous Materials Laws. Tenant shall comply with, and shall maintain its operations on the Premises in compliance with, all applicable Hazardous Materials Laws and the requirements of Tenant’s insurers regarding Hazardous Materials and with such insurers’ recommendations based upon prudent industry practices regarding management of Hazardous Materials. Tenant shall obtain and maintain in full force and effect all permits, licenses and other governmental approvals required for Tenant’s operations on the Premises under any Hazardous Materials Laws and shall comply with all terms and conditions thereof. At Landlord’s request, Tenant shall deliver copies of, or allow Landlord to inspect, all such permits, licenses and approvals at a mutually convenient time and place. If Tenant or any Tenant Representative discharges or releases a Hazardous Material at, on, in, under or about the Premises in violation of any Hazardous Materials Law, or any Hazardous Materials are found at, on, in, under or about the Premises in violation of any Hazardous Materials Law during the Lease Term (regardless of whether or not such Hazardous Materials shall have been present prior to the Effective Date), Tenant shall promptly perform any monitoring, investigation, clean-up, removal and other remedial work (collectively, “Remedial Work”) required by such Hazardous Materials Laws as a result of such release or discharge or presence. Landlord shall have the right to participate in any governmental action or proceeding involving any Remedial Work. Notwithstanding the foregoing, Tenant shall be entitled to seek reimbursement from any party that may have caused or contributed to any such Hazardous Materials found at, on, in, under or about the Premises and which Tenant shall have removed or remediated in accordance with (and to the extent required by) applicable Hazardous Materials Laws, and Landlord hereby agrees that Tenant shall be entitled to retain any successful reimbursement from any such party, but only to the extent of the costs incurred in removal or remediation (including, without limitation, any reasonable in-house costs and expenses incurred by Tenant in connection with such removal or remediation that do not exceed ten percent (10%) of out-of-pocket costs and expenses incurred by Tenant in connection with such removal or remediation), with any balance remaining being Landlord’s property.

(d) Reporting Requirements. Tenant shall provide Landlord with a written notice not later than five (5) business days after the occurrence of any of the following: (i) Tenant’s obtaining actual knowledge of any release or discharge of any Hazardous Material at, on, in, under or about the Premises in violation of any Hazardous Materials Laws; (ii) Tenant’s receipt of any order from a governmental authority requiring any Remedial Work to the Premises pursuant to any Hazardous Materials Laws; (iii) Tenant’s receipt of any warning, notice of inspection, notice of violation or alleged violation from any governmental authority, or any other actual notice or actual knowledge from any governmental authority of any proceeding, investigation, or enforcement action relating to the Premises pursuant to any Hazardous Materials Laws; or (iv) Tenant’s obtaining actual knowledge or receipt of notice of any Claims made or threatened by any third party against Tenant or the Premises relating to any loss or injury resulting from Hazardous Materials. Tenant shall deliver to Landlord copies of all test results, reports and business or management plans required to be filed with any governmental agency pursuant to any Hazardous Materials Laws not later than five (5) business days in advance of any filing.

(e) Indemnity. Tenant shall Indemnify Landlord for, from and against any and all Claims arising out of or in connection with any breach by Tenant or any Tenant Representative of any provisions of this Section 14 or arising out of the use, generation, storage, release, disposal or transportation of Hazardous Materials by Tenant or any Tenant Representative, on, under, from or about the Premises during the Lease Term or Tenant’s occupancy of Premises and the cost of any Remedial Work required under Hazardous Materials Laws in connection therewith. The foregoing indemnity shall be in addition to and not a limitation of the indemnification provisions of Section 15 of this Lease.

(f) Phase I Reports. Prior to the Effective Date, Landlord provided Tenant with a copy of the Environmental Report obtained by Landlord in connection with its acquisition of the Property (the “Landlord’s Phase I Report”), and Tenant acknowledges that it has received and reviewed Landlord’s Phase I Report; provided, however, Landlord makes no representations or warranties whatsoever regarding Landlord’s Phase I or any of the findings contained therein. Prior to the scheduled expiration of the Lease Term or within sixty (60) days after any earlier termination of the Lease Term, Tenant shall, at its sole cost and expense, provide Landlord with an Environmental Report, prepared by an environmental consultant reasonably acceptable to Landlord and dated within sixty (60) days of the expiration or earlier termination of the Lease Term, concluding, subject to customary limitations and standards, that there are no Hazardous Materials at, on, in, under or about the Premises other than those which are maintained in compliance with all applicable Hazardous Materials Laws. In any event, Tenant shall remove all such Hazardous Materials from the Premises on or before the expiration or sooner termination of the Lease in compliance with (and to the extent required by) all applicable Hazardous Materials Laws.

15. Indemnification and Insurance.

(a) Indemnification and Waiver.

(i) Definitions. For purposes of this Lease: (i) the term “Tenant Parties” means, collectively, Tenant, any assignee or subtenant of Tenant (including, without limitation, the Restaurant Subtenants under the Restaurant Subleases, each as hereinafter defined), Tenant’s Representatives (as the term “Representatives” is hereinafter defined) and the predecessors, heirs, successors and assigns of any such person or entity, and all persons and entities claiming through any of these persons or entities; (ii) the term “Landlord Parties” means, collectively, Landlord and Landlord’s Representatives, and all persons and entities claiming through any of these persons or entities; (iii) the term “Indemnify” means indemnify, defend (with counsel reasonably acceptable to Landlord) and hold free and harmless for, from and against; (iv) the term “Claims” means all liabilities, claims, damages (including consequential damages, subject to the provisions of Section 23), losses, penalties, litigation, demands, causes of action (whether in tort or contract, in law or at equity or otherwise), suits, proceedings, judgments, disbursements, charges, assessments, and expenses (including, without limitation, attorneys’ and experts’ fees and expenses incurred in investigating, defending, or prosecuting any litigation, claim, or proceeding); (v) the term “Waives” means that Tenant or Tenant Parties or Landlord or Landlord Parties, as the case may be, waive and knowingly and voluntarily assume the risk of; and (vi) the terms “Bodily Injury”, “Personal Injury” and “Property Damage” will have the same meanings as in the form of commercial general insurance policy issued by Insurance Services Office, Inc. most recently prior to the date of the injury or loss in question. For purposes of this Lease, as applicable for Landlord or Tenant, as the case may be, the term “Representatives” means, collectively, any individuals and/or entities, as the case may be, acting in either an agency capacity, a legal capacity, pursuant to apparent authority and/or in any official authorized capacity for Landlord or Tenant, as the case may be, such as: officers, directors, trustees, shareholders, members, partners, affiliates, board members, staff, employees, members, agents, principals, independent contractors, attorneys, accountants and representatives of the referenced person or entity.

(ii) Indemnity. To the fullest extent permitted by law, except as set forth in this Section 15(a)(ii) and in Section 15(a)(iv), from and after the Effective Date, Tenant shall, at Tenant’s sole cost and expense, Indemnify all of the Landlord Parties against all Claims arising out of or in connection with the operation, use or enjoyment of the Premises, including, without limitation, all Claims arising out of or in connection with (A) any Personal Injury, Bodily Injury or Property Damage or any act or event whatsoever occurring in or at the Premises; (B) any Bodily Injury to any employee of a Tenant Party arising out of and in the course of employment of the employee and occurring anywhere in the Premises; (C) the use or occupancy, or manner of use or occupancy, or conduct or management of the Premises or any business in the Premises; (D) any act, error, omission or negligence of any of the Tenant Parties in, on or about the Premises; (E) the conduct of the Tenant Parties’ businesses; (F) any alterations, activities, work or things done, omitted, permitted or allowed by the Tenant Parties in, at or about the Premises, including the violation of or failure to comply with, or the alleged violation of or alleged failure to comply with any applicable laws, statutes, ordinances, standards, rules, regulations, orders, or judgments in existence on the Effective Date or enacted, promulgated or issued after the Effective Date, including Hazardous Materials Laws (defined below); (G) any breach or default by Tenant in the full and prompt payment of any amount due under this Lease, any breach, violation or nonperformance of any term, condition, covenant or other obligation of Tenant under this Lease, or any misrepresentation made by any Tenant Party in connection with this Lease; (H) all damages sustained by Landlord as a result of any holdover by Tenant or any Tenant Party in the Premises including, but not limited to, any Claims by any other tenant in connection with any delay by Landlord in delivering possession of the Premises to such tenant; (I) any liens or encumbrances arising out of any work performed or materials furnished by or for Tenant or any Tenant Party; or (J) any matter enumerated in Section 15(a)(iii) below. Notwithstanding the foregoing, Tenant shall not be required to Indemnify any Landlord Party under this Section 15(a)(ii) for any of the following:

(1) any Claim to the extent attributable to acts or events which occur after the later to occur of (A) the expiration or earlier termination of the Lease Term or (B) the date upon which the Premises has been surrendered to Landlord in accordance with the terms of this Lease, in each case, (x) unless the Premises was returned to Landlord upon the exercise of remedies as a result of an Event of Default, in which case Tenant shall be required to Indemnify each Landlord Party and such indemnity shall continue until all Claims against Landlord Parties involving any such matters are fully and finally barred by the applicable statutes of limitations, and (y) except to the extent such Claim arose because of (1) a breach by Tenant of this Lease, including covenants which expressly provide for performance by Tenant after termination or expiration of this Lease and including the surrender provisions on Section 25 of this Lease, in which case Tenant shall be required to indemnify Landlord and such indemnity shall continue until such breach has been remedied, or (2) any Personal Injury, Bodily Injury, Property Damage or environmental contamination which occurred or existed prior to such return, in which case Tenant shall be required to Indemnify each Landlord Party and such indemnity shall continue until all Claims against Landlord Parties involving any such matters are fully and finally barred by the applicable statutes of limitations

(2) any Claim to the extent resulting from a violation of the laws, codes and ordinances of governmental authorities having jurisdiction by any Landlord Party, unless such violation is the result of (A) a misrepresentation or breach by Tenant or any affiliate, agent, employee or invitee of Tenant of any of its obligations under this Lease, or (B) a violation of the laws, codes and ordinances of governmental authorities having jurisdiction attributable to the business or activities of Tenant or the nature, design, engineering, use, repair, construction or location of the Premises;

(3) any Claim arising from (A) Landlord making any general arrangement or assignment for the benefit of creditors, (B) Landlord becoming a “debtor” as defined in 11 U.S.C. §101 or any successor statute thereto, (C) the appointment of a trustee or receiver to take possession of substantially all of Landlord’s assets located at the Premises or of Landlord’s interest in this Lease, (D) the attachment, execution or other judicial seizure of substantially all of Landlord’s assets located at the Premises or of Landlord’s interest in this Lease, (E) Landlord being adjudicated insolvent or Landlord acknowledging that it is generally not able to pay its debts as they become due, (F) any Claim with respect to Landlord’s net income, excess profits, estate or inheritance taxes, or (G) the breach by Landlord of any of the representations and warranties set forth in Section 30 below.

(4) Tenant shall be entitled to a credit against any payments due under this Section 15(a)(i) for any insurance recoveries or other reimbursements actually received by a Landlord Party to be Indemnified in respect of the related Claim under or from insurance paid for by Tenant, or assigned to Landlord by Tenant, and required to be maintained by Tenant pursuant to Section 15(c), but only to the extent such insurance recoveries exceed such Indemnitee’s costs and expenses incurred in recouping such insurance recoveries.

(iii) Waivers. To the fullest extent permitted by law, except as set forth in Section l5(a)(ii), from and after the Effective Date, Tenant, on behalf of all Tenant Parties, Waives all Claims against Landlord Parties arising from the following: (A) any Personal Injury, Bodily Injury, or Property Damage occurring in or at the Premises; (B) any loss of or damage to property of a Tenant Party located in the Premises by theft or otherwise; (C) any Personal Injury, Bodily Injury, or Property Damage to any Tenant Party caused by other tenants of the Premises, occupants of property adjacent to the Premises, or the public or by the construction of any private, public, or quasi-public work occurring either in the Premises or any property adjacent to the Premises; (D) any interruption or stoppage of any utility service or any damage to persons or property resulting from such stoppage; (E) business interruption or loss of use of the Premises suffered by Tenant; (F) any defect (latent or otherwise) in construction of the Improvements; (G) any damages or injuries or interference with Tenant’s business, loss of occupancy or quiet enjoyment and any other loss resulting from the exercise by Landlord of any right under this Lease, or (H) any Bodily Injury to an employee of a Tenant Party arising out of and in the course of employment of the employee and occurring anywhere in the Premises.

(iv) Obligations Independent of Insurance. The indemnification provided in this Section 15 shall not be construed or interpreted as in any way restricting, limiting or modifying Tenant’s insurance or other obligations under this Lease, and the provisions of this Section 15 are independent of Tenant’s insurance and other obligations. Tenant’s compliance with the insurance requirements and other obligations under this Lease shall not in any way restrict, limit or modify Tenant’s indemnification obligations under this Lease.

(v) Survival. The provisions of this Section 15 will survive the expiration or earlier termination of this Lease until all Claims against Landlord Parties involving any of the Indemnified or Waived matters are fully and finally barred by the applicable statutes of limitations.

(b) Waiver of Subrogation. In addition to the waivers of subrogation set forth in Section 15(c)(iii), Tenant hereby Waives any rights Tenant may have against any Landlord Party, on account of any loss or damage occasioned to Tenant or its property, the Premises or its contents arising from any risk generally covered by a policy of “causes of loss - special form” property insurance and from any risk covered by any policy of property insurance then in effect. In addition, Tenant, for itself and on behalf of its insurance companies, Waives any right of subrogation that any such insurance company may have against any Landlord Party. It is the intent of the parties that with respect to any loss from a named peril required to be covered under a policy of property insurance, Tenant shall look solely to its insurance companies for recovery.

(c) Tenant’s Insurance. From and after the Effective Date, Tenant shall carry, at Tenant’s sole cost and expense, the following types of insurance, in the amounts specified or in such higher amounts as may be requested by Landlord and which are customary in the Denver, Colorado metropolitan area; provided, however, Landlord shall not be entitled to request that such amounts be adjusted as aforesaid more than once every five (5) calendar years:

(i) Commercial general liability insurance for personal injury, bodily injury (including wrongful death) and damage to property with a combined single limit of not less than Ten Million and No/100 Dollars ($10,000,000.00) per occurrence and Twenty-Five

Million and No/100 Dollars ($25,000,000.00) annual aggregate, insuring against any and all liability of the insured with respect to the Premises, or arising out of the maintenance, use or occupancy of the Premises, including Premises operations, products and completed operations providing coverage at least as broad as ISO policy form CG 0001, or its equivalent. The commercial general liability insurance policy shall contain a contractual liability endorsement specifically deleting the contractual liability exclusion for Personal Injury or equivalent coverage.

(ii) Business auto coverage for owned, hired and non-owned vehicles with a combined single limit of not less than Three Million and No/100 Dollars ($3,000,000.00), per occurrence, Three Million and No/100 Dollars ($3,000,000.00) annual aggregate. At least One Million and No/100 Dollars ($1,000,000.00) of such coverage shall be primary coverage and the remaining Two Million and No/100 Dollars ($2,000,000.00) of such coverage may be obtained pursuant to an umbrella or excess liability policy.

(iii) A policy or policies of workers’ compensation insurance with an insurance carrier and in amounts approved by governmental authorities having jurisdiction and a policy of employer’s liability insurance with limits of liability not less than One Million and No/100 Dollars ($1,000,000.00) each accident; One Million and No/100 Dollars ($1,000,000.00) disease policy limit; and One Million and No/100 Dollars ($1,000,000.00) disease each employee. Both such policies shall contain waivers of subrogation in favor of Landlord.

(iv) “Causes of Loss-Special Form” property insurance, including coverage for sprinkler leakage, vandalism and malicious mischief covering the entire Premises, including all of Tenant’s leasehold improvements, alterations, additions or improvements made pursuant to Section 11, removable personal property from time to time in, on or upon the Premises, in an amount not less than one hundred percent (100%) of the full replacement cost of the Premises without depreciation, providing coverage at least as broad as ISO policy form CP 10 30, including earthquake damage, flood and terrorism coverage, as well as the following endorsements: boiler and machinery, difference in conditions, business income and extra expense (with extended period of indemnity), service interruption and building ordinance or law and against such other risks or hazards and in such amounts as Landlord shall reasonably require. Any policy proceeds shall be used for the repair or replacement of the property damaged or destroyed unless this Lease shall cease and terminate under the provisions of Section 16 or Section 19(e).

(v) During the course of demolition or construction of any Improvements on the Land, Tenant shall procure and maintain (or shall cause Tenant’s contractor constructing the Improvements to procure and maintain) in full force and effect “causes of loss—special form” builder’s risk insurance, including coverage for vandalism and malicious mischief satisfying the requirements of clause (iv) above. The policies of builder’s risk insurance shall cover Improvements in place and all material and equipment at the job site furnished under contract, but may exclude contractors’, subcontractors’ and construction manager’s tools and equipment and property owned by contractors’ or subcontractors’ employees.

(vi) All policies of insurance to be procured by Tenant shall be issued by insurance companies having a rating by A.M. Best of not less than A IX (or an equivalent rating), qualified to do business in the State of Colorado. All property policies required in (iv) and (v) above shall be issued in the name of Tenant, and shall name Landlord as a “loss payee” except for policies insuring Tenant’s removable property which shall list Tenant as the loss payee. All liability policies obtained by Tenant shall name Landlord and any management company of Landlord and any lender to Landlord (and during the term of the lease between Hub Denver Properties LLC, as landlord, and Landlord, as tenant, CDECRE, LLC, a Delaware limited liability company, and Chicago Deferred Exchange Company, LLC, a Delaware limited liability company, and their successors and assigns) as additional insureds. In addition, Tenant’s liability insurance policies shall be endorsed as needed to provide cross-liability coverage for Tenant, Landlord and any lender of Landlord and shall provide for severability of interests. Evidence of insurance meeting the requirements of Acord Form No. 27 or 28 (Form 25 for liability policies) or such other evidence as may be reasonably acceptable to Landlord and evidence of required additional insured endorsements on ISO Form CG 20-26 or its equivalent (collectively referred to in this Section 15(c) as “Certificates”) shall be delivered to Landlord by the Effective Date and thereafter, proof of payment of renewal premiums or binders evidencing coverage shall be delivered to Landlord at least fifteen (15) days prior to the expiration of the term of each such policy, with executed copies of each renewal policy or Certificates delivered to Landlord as promptly as practical following the beginning of the renewal term for each such policy (and in any event within ten (10) days following the beginning of the applicable renewal term). All commercial general liability insurance policies shall contain a provision that Landlord, although named as an additional insured, shall nevertheless be entitled to defense and indemnity under the coverage limits, terms and conditions of the policy for any loss occasioned to Landlord or its Representatives by reason of the negligence of Tenant. As often as any such policy shall expire or terminate, renewal or additional policies shall be procured and maintained by Tenant in like manner and to like extent. All policies of insurance delivered to Landlord must contain a provision that the company writing the policy will give Landlord at least ten (10) days’ prior written notice of any cancellation or lapse in coverage. In addition, on all policies delivered to Landlord, Tenant will give Landlord at least ten (10) days’ prior written notice of any change in effective date of any material change in the policy, including any reduction in the amounts of insurance, except for reductions in available limits due to payments of claims in accordance with the terms and conditions of this Lease. All commercial general liability, property damage and other casualty policies shall be written as primary policies in relation to any insurance carried by Landlord (but may be effected by a combination of primary and umbrella policies) and shall provide that any insurance which Landlord may carry is strictly excess, secondary and non-contributing with any insurance carried by Tenant. The insurance requirements contained in this Section 15 are independent of Tenant’s waiver, indemnification and other obligations under this Lease and shall not be construed or interpreted in any way to restrict, limit or modify Tenant’s waiver, indemnification or other obligations or to in any way limit Tenant’s obligations under this Lease.

(d) Adequacy of Insurance. Landlord makes no representation or warranty that the amount of insurance to be carried by Tenant under the terms of this Lease is adequate to fully protect Tenant’s interests. If Tenant believes that the amount of any such insurance is insufficient, Tenant is encouraged to obtain, at its sole cost and expense, such additional insurance as Tenant may deem desirable or adequate. Tenant acknowledges that Landlord shall not, by the fact of approving, disapproving, waiving, accepting, or obtaining any insurance, incur any liability for or with respect to the amount of insurance carried, the form or legal sufficiency of such insurance, the solvency of any insurance companies or the payment or defense of any lawsuit in connection with such insurance coverage, and Tenant hereby expressly assumes full responsibility therefor and all liability, if any, with respect thereto.

16. Destruction of Premises. If the Premises shall be wholly or partially damaged or destroyed by fire, by the elements or by other causes, Tenant shall, at its sole cost and expense, and whether or not the insurance proceeds are sufficient for the purpose, promptly commence and thereafter diligently pursue to completion the restoration or rebuilding of the Premises to its prior condition, subject to any changes which may be approved by Landlord pursuant to Section 11 hereunder. Tenant shall have a reasonable time within which to complete the repair, restoration or rebuilding of the Premises, provided that Tenant diligently pursues the same and completes the same on or before the scheduled expiration of the Lease Term. If any damage or destruction to the Premises occurs within the last two (2) years of the Lease Term and the time needed to complete the repair work shall exceed (or Tenant reasonably expects the time needed to complete the repair work will exceed) the time that remains in the Lease Term, Tenant shall have the right to extend the Lease Term by giving written notice to Landlord within one hundred twenty (120) days after the occurrence of such damage or destruction (the “Casualty Extension Notice”) to a date necessary to provide sufficient time for such repair to be completed (not later than twenty-four (24) months after the end of the then-current Lease Term), as specified in the Casualty Extension Notice. However, Landlord may nullify such election by giving written notice thereof to Tenant (a “Nullification Notice”) within thirty (30) days after the date of the Casualty Extension Notice, in which event the Lease Term shall terminate thirty (30) days after the date of the Nullification Notice, Tenant shall be released from any obligation to repair any such damage or destruction, and all insurance proceeds payable on account of such damage or destruction shall be paid directly to Landlord. Notwithstanding any such termination of the Lease Term, on the date of any such termination Tenant shall pay to Landlord an amount equal to the lesser of (a) the Base Rent for the balance of what would have been the Lease Term if such termination had not occurred or (b) the fair market value of the Premises immediately prior to such damage or destruction, as determined by Landlord in good faith. If the Lease Term shall not be terminated, there shall be no abatement of Base Rent, Additional Rent or other charges under this Lease or delay in the payment of Base Rent, Additional Rent or other charges under this Lease on account of all or any portion of the Premises being unusable because of damage or destruction. Tenant hereby Waives any statute or law now or hereafter in effect which grants to Tenant the right to terminate a lease or which provides for an abatement of rent on account of damage or destruction. All insurance proceeds payable on account of damage to or destruction of the Improvements by fire or other casualty shall be deposited with a bank or trust company having assets of at least One Billion and No/100 Dollars ($1,000,000,000.00) (the “Depository”), in trust for the purpose of reimbursing the costs of the demolition, restoration, repairs, replacements, rebuilding or alterations to the Improvements; provided, however, if the Lease Term shall be terminated pursuant to the provisions of this Section 16, all insurance proceeds from the policies required in Section 15(c) to name Landlord as loss payee shall be disbursed to Landlord. Insurance proceeds on deposit with the Depository shall be advanced from time to time to Tenant for costs of the restoration work as such work progresses, upon certification by the architect or engineer in charge of such restoration work that the amounts requested either shall have been paid in connection with such restoration or shall be due to contractors, subcontractors, materialmen, architects or other persons who rendered services or furnished materials on account of the restoration work and, upon completion of such restoration work, the balance remaining in the Depository, if any, shall be disbursed to Landlord. If, at any time, the reasonably anticipated cost of the demolition, restoration, repairs, replacements, rebuilding or alteration to the Improvements exceeds the amount of insurance proceeds on deposit with the Depository, Tenant shall deliver to the Depository the amount of such deficiency. Notwithstanding the foregoing, if the insurance proceeds payable in connection with any damage to or destruction of the Improvements by fire or other casualty are less than Two Million and No/100 Dollars ($2,000,000.00) and the Lease Term shall not have been terminated, such proceeds shall be payable directly to Tenant, in trust, to be applied against cost of restoring the Improvements. Such funds shall be used only for the purpose of restoring the Improvements until such restoration work is complete and any excess proceeds may be retained by Tenant.

17. Condemnation. If all or such portion of the Premises so as, in the reasonable judgment of Tenant (which shall be identified in a notice from Tenant to Landlord given no later than thirty (30) days after notice from the authority with the power to make such Appropriation of its intention to exercise such power), to make the balance of the Premises unsuitable for such purposes as are permitted under this Lease, is condemned by eminent domain for any public or quasi-public use or purpose or is transferred in avoidance of an exercise of the power of eminent domain (an “Appropriation”), then this Lease shall terminate as of the date that title vests in the condemning authority. If this Lease is terminated as a result of an Appropriation of less than the entirety of the Premises, on or before the effective date of such termination and as a condition to the termination of this Lease, Tenant shall surrender and deliver to Landlord the portion of the Premises not the subject of the Appropriation and, should Landlord so direct, Tenant shall remove those Improvements not subject to the Appropriation and shall restore that portion of the Land not subject to the Appropriation to natural grade and Landlord shall reimburse Tenant for the reasonable cost of such removal and restoration. All Base Rent and Additional Rent shall be paid up to such date of termination and Tenant shall have no further Claim against Landlord nor against the condemning authority for the value of the unexpired Lease Term, and all of the proceeds awarded on account of such Appropriation shall be Landlord’s property. If an Appropriation of a portion of the Premises does not result in a termination of this Lease as provided above, the Base Rent payable under this Lease shall be abated in the proportion which the rentable square footage of the portion of the Improvements so taken bears to the total rentable square footage of the Improvements immediately prior to the Appropriation. The entire award made by reason of any such partial Appropriation shall belong to Landlord; provided, however, nothing contained in this Section 17 shall impair Tenant’s right to any award or payment made specifically by the condemning authority for moving expenses, loss of business, or loss of fixtures, furniture, equipment and other personal property belonging to Tenant, if available, so long as such Claim does not reduce the amount of the award or payment payable to Landlord absent any such Claim by Tenant. Tenant Waives any statutory and/or common law rights of termination which may arise by reason of any Appropriation of the Land and/or the Improvements on the Land.

18. Liens. Tenant shall keep the Premises free and clear of all mechanics’, materialmen’s and other professional service liens. If any mechanics’, materialmen’s or other lien, charge or order for the payment of money shall be filed or recorded against the Land or any Improvement on the Land, or against Landlord (whether or not such lien, charge or order is valid or enforceable as such) during (or as a result of any work performed during) the Lease Term (other than by Landlord), Tenant shall, at its sole cost and expense, cause the same to be canceled or discharged of record within fifteen (15) days after Tenant shall have received written notice of the filing of such lien, charge or order, or Tenant may, within said 15-day period, furnish to Landlord, a bond satisfying the requirements of applicable Colorado statutes and satisfactory to Landlord against the lien, charge or order, in which case Tenant shall have the right to contest, in good faith, the validity or amount of such lien, charge or order. Prior to commencing construction of (a) any Improvements on the Land, or (b) alterations to the Improvements, which in either case together with any related expenditures are reasonably anticipated to cost in excess of Two Million and No/100 Dollars ($2,000,000.00), Tenant shall obtain and cause to be recorded in the official records of Denver County, Colorado labor and material payment and performance bonds (AIA 311 and 312, or their equivalent) naming Landlord as an obligee and assuring Landlord of the payment in full of Claims of all persons for work performed, services rendered or materials furnished in connection with the construction of any Improvements.

19. Sublease, Assignment, Transfer.

(a) Sublease. Excluding the Restaurant Subleases (as defined below), after the Effective Date, Tenant shall not sublease, all or any part of the Premises, without the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed with respect to all or any portion of (i) not more than four (4) separate floors in the Office Tower or (ii) the Restaurant Buildings, but which approval may otherwise be withheld, conditioned or delayed in Landlord’s sole discretion. Tenant shall submit all such information as Landlord may reasonably request in connection with Tenant’s request for such approval, including, without limitation, financial statements for the proposed subtenant, so that Landlord may evaluate the solvency, financial responsibility and business experience of the proposed subtenant. No sublease shall be valid or binding without the prior approval of Landlord and then only upon the condition that each subtenant shall have agreed in writing that its sublease shall be subject and subordinate to this Lease and, in the event of conflict between the provisions of this Lease and the provisions of its sublease, the provisions of this Lease shall govern. No sublease shall be for a term (including any option period) extending beyond the then-scheduled expiration of the Lease Term, unless Landlord shall approve such longer term in its sole discretion. In the event of conflict between the provisions of this Lease and the provisions of any sublease, the provisions of this Lease shall govern. No sublease shall release Tenant from Tenant’s continuing primary liability under this Lease.

(b) Assignment or Transfer. Except as set forth in Section 19(c), Tenant shall not directly or indirectly, by operation of law or otherwise, assign, transfer, hypothecate, pledge or mortgage all or any part of its interest in this Lease, including any assignment, mortgage or deed of trust for collateral purposes or otherwise, without the prior written approval of Landlord, which approval may be withheld in Landlord’s sole discretion. Tenant shall submit such information as Landlord may request in connection with Tenant’s request for such approval, including, without limitation, financial statements for the proposed assignee, so that Landlord may evaluate the solvency, financial responsibility and business experience of the proposed assignee. No assignment or transfer requiring Landlord’s consent shall be valid or binding without such prior written approval, and then only upon the condition that the assignee or other transferee in interest, shall agree in writing to be bound by each and all of the covenants and conditions of this Lease. No assignment or transfer of all or any part of this Lease shall release Tenant from continuing primary liability under this Lease.

(c) Assignment by Transfer of Interest: For the purposes of this Section 19, until the tenth (10th) anniversary of the Effective Date, (i) a Change in Control of RMCO, LLC, a Delaware limited liability company (“Parent”), or (ii) Tenant ceasing to be a wholly owned subsidiary of Parent, shall be construed as an assignment of this Lease requiring the prior written approval of Landlord in accordance with Section 19(b). Tenant shall submit such information as Landlord may request in connection with Tenant’s request for consent, including, without limitation, financial statements, so that Landlord may evaluate the solvency, financial responsibility and business experience of the proposed assignee. For purposes of this Section only, (A) a “Change in Control” shall mean that David Liniger (or any of his heirs or beneficiaries as designated under his estate plan following his death) ceases to own a “Controlling Interest” (as hereinafter defined) in Parent and (B) a “Controlling Interest” shall mean at least fifty-one percent (51%) of the voting power of a corporation, or at least fifty-one percent (51%) of the ownership of a partnership, limited liability company, joint venture, syndicate or co-tenancy, except that with respect to a limited partnership, a Controlling Interest shall mean more than fifty-one percent (51%) of a general partnership interest. Upon a transfer that does not result in a Change in Control of Parent, the identity of the transferee shall be provided to Landlord. The provisions of this Section 19(c) shall not apply if and for so long as Parent or Tenant has completed an initial public offering under the United States securities laws and its common equity is listed for public trading on a nationally recognized securities exchange. Notwithstanding anything contained in this Lease to the contrary, so long as no Event of Default (as defined in Section 20 below) is then outstanding, Tenant shall have the right, without Landlord’s consent, but upon not less than thirty (30) days’ prior written notice to Landlord together with a copy of the applicable assignment or sublease, to assign this Lease or sublet the entirety of the Premises to an entity that is wholly owned by Tenant provided that any such assignment or sublease shall expressly state that it shall terminate on the date such assignee or subtenant shall cease to be wholly owned by Tenant (an “Affiliate Transfer”); provided, however, that immediately following an assignment which constitutes an Affiliate Transfer, the party succeeding to Tenant’s interest hereunder shall have a tangible net worth, calculated in accordance with generally accepted accounting principles, consistently applied (“GAAP”), which is no less than the tangible net worth of Tenant, calculated in accordance with GAAP, as of both the Effective Date and the date immediately preceding the closing of the assignment in question (the “Required Net Worth”). In addition, notwithstanding anything contained in this Lease to the contrary, so long as no Event of Default is then outstanding, at any time following the tenth (10th) anniversary of the Effective Date, Tenant shall have the right, upon not less than thirty (30) days’ prior written notice to Landlord together with a copy of the applicable assignment, to assign this Lease to the surviving entity of any merger or consolidation involving Parent or Tenant or to the buyer of all or substantially all of Parent’s or Tenant’s assets or equity in a single transaction (any such assignment, a “Sale Assignment”); provided, however, that immediately following any Sale Assignment, the tangible net worth of the party succeeding to Tenant’s interest hereunder (as calculated in accordance with GAAP) shall equal or exceed the Required Net Worth. Tenant shall not permit any Sale Assignment to occur prior to the tenth (10th) anniversary of the Effective Date without obtaining Landlord’s prior written approval, which approval shall not be unreasonably withheld provided that the tangible net worth of the party succeeding to Tenant’s interest hereunder (as calculated in accordance with GAAP) shall equal or exceed the Required Net Worth. No assignment of this Lease or subletting of the Premises pursuant to the provisions of this Section 19(c) shall relieve the named Tenant first set forth in the preamble to this Lease and any successors thereto by merger or consolidation of their continuing primary liability under this Lease, and each Tenant shall be and remain liable to Landlord for the payment of all Base Rent and Additional Rent and the performance of all covenants and conditions of this Lease applicable to Tenant.

(d) Recapture Rights. If Tenant proposes to assign Tenant’s interest in this Lease or sublease more than fifty percent (50%) of the Premises for at least one-half of the remainder of the Lease Term (excluding any unexercised Extended Terms) other than in connection with an Affiliate Transfer, Landlord, at Landlord’s option, may elect to recapture the Premises by delivering written notice thereof to Tenant (a “Recapture Notice”) within thirty (30) days after Landlord’s receipt of Tenant’s request for Landlord’s consent to such assignment or sublease, following which the Lease Term shall terminate on the date specified within such Recapture Notice (which date shall be within sixty (60) days after the date of such Recapture Notice), unless Tenant shall deliver to Landlord written notice withdrawing its request for consent to assign this Lease or enter into any such sublease within thirty (30) days after the date of the Recapture Notice. If the Premises is recaptured by Landlord pursuant to this Section 19(d), Landlord and Tenant shall promptly execute a termination agreement for the purpose of setting forth the termination date and prorating the Base Rent and other charges to such date. If Landlord does not elect to recapture as set forth above, Tenant may enter into a valid assignment or sublease with respect to the Premises, provided that Landlord consents to the same pursuant to this Section 19; provided, further, that (i) such assignment or sublease is executed within ninety (90) days after Landlord has given Landlord’s consent, (ii) Tenant pays all amounts then owed to Landlord under this Lease, and (iii) no Event of Default shall be outstanding as of the effective date of the assignment or sublease.

(e) Sublease Terms. Each sublease shall provide that it is subject and subordinate to this Lease and to the matters to which this Lease is or shall be subject or subordinate, that the subtenant shall comply with and be bound by all of the obligations of Tenant hereunder (other than the payment of Base Rent or any obligation relating solely to those portions of the Premises which are not part of the subleased premises) and that Landlord shall be an express beneficiary of any such obligations; that the subtenant may not enter into any sub-sublease, sublease assignment, license or any other agreement granting any right of occupancy of any portion of the subleased premises without Landlord’s prior written consent; and that if Landlord notifies such subtenant that Tenant is in default of any of its obligations under this Lease beyond any applicable notice and cure period, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublandlord under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not (i) be liable for any act or omission of Tenant under such sublease, (ii) be bound by any previous modification of such sublease unless consented to by Landlord or by any previous prepayment of more than one (1) month’s rent, (iii) be required to account for any security deposit of the subtenant other than any security deposit actually received by Landlord, or (iv) be responsible for any monies owing by Tenant to the credit of subtenant; and such sublease shall provide that the subtenant thereunder shall, at the request of Landlord, execute a commercially reasonable instrument in confirmation of such agreement to attorn.

(f) Collateral Assignment of Sublease. Tenant acknowledges and agrees that all subleases shall be assigned to Landlord pursuant to that certain Assignment of Subleases and Rents, dated as of the date hereof, between Landlord and Tenant.

(g) Restaurant Subleases. Landlord and Tenant acknowledge and agree that the Restaurant Buildings were previously leased to third parties (collectively, the “Restaurant Subtenants”) pursuant to separate lease agreements (collectively, the “Restaurant Subleases”) prior to the Effective Date and that all of the right, title and interest of the landlord under the Restaurant Subleases was assigned, conveyed and transferred to Tenant. Landlord hereby acknowledges and approves of the Restaurant Subleases, it being understood and agreed that Landlord is not a party to the Restaurant Subleases, the Restaurant Subleases are subject and subordinate to this Lease in all respects, and the Restaurant Subleases have been assigned to Landlord pursuant to that Assignment of Subleases and Rents referred to in Section 19(f) above. Landlord and Tenant shall enter into nondisturbance agreements with the Restaurant Subtenants to such an extent and in such a form as may be required under the terms of the Restaurant Subleases.

(h) REIT Protections. Tenant shall not enter into, or permit any person having an interest in the possession, use, occupancy, utilization or enjoyment of any part of the Premises to enter into, any lease, sublease, assignment, license, concession, or other agreement for the possession, use, occupancy, utilization or enjoyment of the Premises (i) which provides for rental or other compensation based on the income or profits derived by any person or on any other formula such that any portion of the sublease rental or other consideration payable thereunder would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Internal Revenue Code or any similar or successor provision thereto or (ii) under which fifteen percent (15%) or more of the total rent or other compensation received by Tenant is attributable to personal property and any such purported lease, sublease, assignment, license, concession or other agreement shall be absolutely void and ineffectual as a conveyance of any right or interest in the possession, use, occupancy, utilization or enjoyment of such part of the Premises. Landlord acknowledges that, as of the Effective Date, the Restaurant Subleases comply with the requirements of this Section 19(h).

20. Default–Grounds. The occurrence of any of the following events will constitute an event of default (each, an “Event of Default”) on the part of Tenant under this Lease:

(a) any failure to pay any installment of Base Rent, Additional Rent or any other sum due and payable under this Lease when such payment is due, which failure is not cured within five (5) business days after written notice thereof;

(b) any failure in the performance of any of Tenant’s other agreements or obligations under this Lease, (other than failure in the payment of any installment of Base Rent, Additional Rent or any other monetary obligation under this Lease) which failure is not cured within thirty (30) days after written notice thereof, provided that if such failure cannot reasonably be cured within such thirty (30) day period, then an Event of Default shall not occur if Tenant commences curing such failure within such 30-day period and diligently and in good faith prosecutes such cure to completion within a commercially reasonable period of time thereafter (not to exceed an additional one hundred twenty (120) days after the expiration of the initial 30-day cure period); provided, however, no Event of Default shall exist under this Lease solely as a result of Tenant’s failure to complete such cure within such 150-day period if both (i) the failure is due to an event beyond Tenant’s control and (ii) the continuation of the failure does not materially and adversely affect Landlord;

(c) any general assignment by Tenant for the benefit of creditors, unless such assignment is extinguished or rendered null and void within thirty (30) days of such assignment;

(d) any filing of a voluntary petition in bankruptcy by Tenant or the filing of an involuntary petition by Tenant’s creditors, unless such involuntary petition is discharged within ninety (90) days of such filing;

(e) any appointment of a receiver to take possession of substantially all of Tenant’s assets or of this leasehold, unless such receivership is dissolved within ninety (90) days of such appointment; or

(f) any levy of a writ of attachment or execution or other judicial seizure of substantially all of Tenant’s assets or this leasehold, unless such attachment, execution or other seizure is dismissed or discharged within ninety (90) days after the levy thereof.

21. Default–Remedies.

(a) Landlord’s Right to Terminate. Upon the occurrence and during the continuance of any Event of Default, Landlord may terminate the Lease Term by giving notice thereof to Tenant and, as of the date and time set forth in such notice, the Lease Term shall terminate and all rights of Tenant under this Lease with respect to the Premises shall cease.

(b) Landlord’s Right to Re-Enter. Upon the occurrence and during the continuance of any Event of Default, Landlord may, in addition to any other remedies provided herein, enter upon the Premises or any portion thereof and take possession of the Premises or any portion thereof and any and all of Tenant’s personal property, if any, without liability for trespass or conversion (Tenant hereby waiving any right to notice or hearing prior to such taking of possession by Landlord) and sell all or any such personal property at public or private sale, after giving Tenant reasonable notice of the time and place of the same, at which sale Landlord or its assigns may purchase all or any portion of such personal property unless otherwise prohibited by law. Unless otherwise prohibited by law and without intending to exclude any other manner of giving Tenant reasonable notice, the requirement of reasonable notice shall be met if such notice is given at least ten (10) days before the date of sale. The proceeds from any such sale, less all expenses incurred in connection with the taking of possession, holding and selling of such property (including, reasonable attorneys’ fees), shall be applied as a credit against Tenant’s obligations hereunder in such order as Landlord shall determine in its sole discretion. Any surplus shall be paid to Tenant or as otherwise required by law and Tenant shall pay any deficiency to Landlord, as Additional Rent, upon demand.

None of (i) the termination of the Lease Term pursuant to this Section 21, (ii) the repossession of the Premises or any portion thereof, (iii) the failure of Landlord to re-let the Premises or any portion thereof, nor (iv) the re-letting of all or any of portion of the Premises, shall relieve Tenant of its liability and obligations hereunder, all of which shall survive any such termination, repossession or re-letting. In the event of any such termination, Tenant shall forthwith pay to Landlord all Base Rent and Additional Rent and other charges due and payable hereunder through and including the date of such termination. Thereafter, until the end of what would have been the Lease Term in the absence of such termination, and whether or not the Premises or any portion thereof shall have been re-let, Tenant shall be liable to Landlord for, and shall pay to Landlord, as current damages, the Base Rent, Additional Rent and other charges which would be payable hereunder for the remainder of the Lease Term had such termination not occurred, less the net proceeds, if any, of any re-letting of the Premises, or any portion thereof, by Landlord subsequent to such Event of Default after deducting all reasonable, actual expenses incurred in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, legal expenses, attorneys’ fees, alteration costs and expenses of preparation for such reletting. Landlord will be entitled to collect such current damages from Tenant monthly on the days on which Base Rent would have been payable hereunder if the Lease Term had not been so terminated.

At any time after such termination, Landlord may, at Landlord’s election, in lieu of collecting any such current damages set forth in the preceding paragraph, and as liquidated final damages beyond the date of such termination, recover from Tenant an amount equal to the present value (calculated at a discount rate equal to the lesser of (i) the federal funds rate plus two percent (2%) per annum or (ii) six percent (6%) per annum) of the excess, if any, of the Base Rent and Additional Rent and other charges which would be payable hereunder from the date of such termination (assuming that, for the purposes of this paragraph, annual payments by Tenant on account of Taxes and any other Additional Rent would be the same as payments required for the immediately preceding twelve (12) calendar months, or if less than twelve calendar months have expired since the Effective Date, the payments required for such lesser period projected to an annual amount) for what would be the then unexpired Lease Term if the same remained in effect, over the fair market rental (net of any expenses which Landlord would need to incur to obtain said fair market rental) for the same period.

In case of any Event of Default, re-entry, expiration or dispossession by summary proceedings or otherwise, Landlord may (i) relet the Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord’s option, be equal to, less than or exceed the period which would otherwise have constituted the balance of the Lease Term and may grant concessions or free rent to the extent that Landlord considers advisable and necessary to relet the same, and (ii) make such reasonable alterations, repairs and renovations of and to the Premises or any portion thereof as Landlord, in its sole and absolute discretion, considers advisable and necessary for the purpose of reletting the same; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Landlord shall in no event be liable in any way whatsoever for any failure to relet all or any portion of the Premises, or, in the event that the Premises or any portion is relet, for failure to collect the rent under such reletting.

(c) Interest on Past Due Amounts. In addition to the late charge described in Section 6 above, if any installment of Base Rent, any Additional Rent or any other payment is not paid when it first becomes due, it will bear interest at the Default Rate (as defined below) from the due date until paid; provided, however, (i) as to the first late payment in any calendar year, Tenant shall not be required to pay interest thereon if Tenant shall pay the amount due, in full, within five (5) business days after a notice thereof is given to Tenant and (ii) this provision is not intended to relieve Tenant from any default in the making of any payment at the time and in the manner specified in this Lease. The foregoing interest, expenses and damages will be recoverable from Tenant by the exercise of Landlord’s remedies set forth in this Lease. For the purposes of this Section 25(b), the “Default Rate” shall mean an annual rate of interest equal to the lesser of (A) one hundred twenty-five percent (125%) of the prime rate (as published from time to time in The Wall Street Journal, with any change in such rate to be effective on the date such change is published) or (B) the maximum rate allowed by law.

(d) Bankruptcy of Tenant. In the event of the bankruptcy, reorganization, liquidation, or dissolution of Tenant, or in the event Tenant shall make an assignment for the benefit of creditors, or in the event Tenant shall seek similar relief under any present or future Federal or State bankruptcy act, which relief results in a stay of the termination of this Lease, then, the Base Rent and Additional Rent payable under this Lease shall be deemed to be an administrative expense. In addition, Tenant, as debtor in possession, or if appointed, the trustee in bankruptcy, must assume or reject this Lease within ninety (90) days (or such shorter period of time as may be permitted or required by law) after the filing of the petition in bankruptcy.

(e) Remedies Cumulative. The remedies of Landlord specified in this Lease will be cumulative and non-exclusive as to each Event of Default to the extent allowed by law. Additionally, Landlord shall be entitled to all other rights and remedies that may now or hereafter be granted to a landlord in equity, at law, or by statute.

(f) Assignment of Subleases and Rents. If the Premises or any portion of the Premises shall be subleased by Tenant, then upon and at any time after the occurrence of an Event of Default, Landlord may, at Landlord’s election, provide written notice to subtenants to pay rent and any other charges owed by such subtenants directly to Landlord and Landlord may collect rent and such other charges from such subtenants so long as any such Event of Default shall continue. Any amounts received by Landlord may be applied towards the payment or performance of any obligation of Tenant under this Lease in any order of priority as Landlord may elect, any unexpended balance to be held by Landlord to be applied against obligations subsequently coming due. Application of such rents by Landlord shall not constitute an election of remedies and, in accordance with the provisions of Paragraph 21(e) above, Landlord may exercise such additional or further remedies as may be available at law, in equity, by statute and/or under this Lease.

22. Landlord’s Right to Perform Tenant’s Covenants. If Tenant shall fail to timely pay any sum in accordance with the provisions of this Lease, or shall fail to make any other payment or perform any other act on its part to be made or performed, then Landlord shall have the right (but not the obligation), upon not less than fifteen (15) days’ prior written notice to Tenant following any other grace period or extensions allowed in this Lease (or in case of emergency, with only such notice as may be reasonable under the circumstances) and without Waiving or releasing Tenant from any obligation of Tenant contained in this Lease (a) to pay any sum payable by Tenant pursuant to the provisions of this Lease or (b) to make any other payment or perform any other act on Tenant’s part to be made or performed as in this Lease provided, and Landlord may enter upon the Premises for any such purpose and take all such action as Landlord deems necessary in connection therewith. All sums so paid by Landlord and all costs and expenses, including reasonable attorneys’ fees, incurred by Landlord in connection with the performance of any such act shall be paid by Tenant to Landlord within thirty (30) days after written demand, together with interest thereon at the Default Rate from the respective dates of Landlord’s making of each such payment or incurring of each such cost and expense, including reasonable attorney’s fees, until repaid by Tenant in full.

23. Consequential Damages. Notwithstanding anything to the contrary in this Lease, to the fullest extent permitted by law, Landlord, hereby Waives any Claim for special or consequential losses or damages (excluding, for purposes of clarity, damages to which Landlord may be entitled under Sections 6, 21(b) or 21(c)) or punitive damages arising out of any breach of this Lease by Tenant; provided, however, (a) the foregoing Waiver shall not apply to Claims asserted by a third party for which Landlord may be liable as a result, in whole or part, of conduct constituting a breach by Tenant of any of the terms of this Lease and (b) if Tenant fails to vacate and surrender possession of the Premises in the condition required by this Lease within thirty (30) days following the expiration or sooner termination of the Lease Term, then Tenant shall also be liable for all lost profits, loss of income, economic loss and other special or consequential losses or damages which Landlord may incur as a result of breach of Tenant’s obligation to vacate and surrender possession of the Premises as required by this Lease on or before the date of expiration or sooner termination of the Lease Term.

24. Access. Landlord and its authorized representatives shall have, at all reasonable times, upon not less than forty-eight (48) hours’ prior notice (except in the event of an emergency, in which event only such notice as may be reasonable under the circumstances shall be required and the purpose of such access shall be the removal or remediation of the harm or potential harm posed by the emergency), which notice may be given telephonically, the right to enter the Premises to inspect the Premises and to exhibit the Premises to prospective purchasers or lenders. Landlord shall use reasonable efforts not to interfere with the operation of the Premises by Tenant when exercising such access rights, and Tenant shall have the opportunity to accompany Landlord during any such entry onto the Premises. In addition, Tenant grants to Landlord and its authorized representatives the right (but not the obligation) during business hours, upon not less than twenty four (24) hours oral or written notice to Tenant (except in case of an emergency, in which event only such notice as may be reasonable under the circumstances shall be required) to enter upon the Land for the purposes of inspecting Tenant’s construction activities, provided that such inspection shall not unreasonably interfere with Tenant’s construction activities. No inspections by Landlord shall be construed as an acknowledgement, acceptance or representation by Landlord that there has been compliance with any terms or provisions of this Lease, that there has been compliance with any plans and specifications or that the Improvements will be free of defective materials or workmanship. Notwithstanding anything contained herein to the contrary, if Landlord’s entry into the Premises under this Section 24 causes the Premises (or any portion thereof) to become untenantable and remain untenantable for two (2) business days after notice thereof by Tenant to Landlord, then commencing on the third business day after such notice, Tenant’s Rent (including Base Rent and Additional Rent) will abate for so long as the Premises remain untenantable for such reasons.

25. Surrender. At the expiration or earlier termination of the Lease Term, Tenant shall peaceably and quietly surrender the Premises to Landlord free of all personal property, trade fixtures, furniture and equipment of any Tenant Party and broom-clean and otherwise in the same condition as Tenant is required to maintain the Premises during the Lease Term (including, without limitation, the restoration and repair any damage due to casualty or condemnation as provided herein), reasonable wear and tear excepted.

26. Holding Over. It is agreed that the date of termination of this Lease and the right of Landlord to recover immediate possession of the Premises upon the termination of this Lease is an important and material matter affecting the parties to this Lease and the rights of third parties, all of which have been specifically considered by Landlord and Tenant. In the event of any continued occupancy or holding over of the Premises without the express written consent of Landlord beyond the expiration of the Lease Term, whether in whole or in part, or by failing to surrender the Premises as required by this Lease, this Lease will be deemed a tenancy at the sufferance of Landlord and Tenant will pay one hundred fifty percent (150%) of the Base Rent then in effect pursuant to Section 3, in advance at the beginning of each held-over month, plus any other charges or payments contemplated in this Lease and Tenant shall be liable to Landlord for damages as provided in Section 23(b). Tenant shall be deemed to be holding over (even if Tenant shall have vacated the Premises) until it shall have surrendered the Premises in the condition required by this Lease and complied with its obligations under Section 14(f); provided, however, if Tenant otherwise surrenders the Premises in the condition required by this Lease and it complies with its obligations under Section 14(f) within sixty (60) days following any early termination of the Term of this Lease as provided for in Section 14(f), then Tenant shall not be deemed to be holding over solely on account of its failure to comply with its obligations under Section 14(f) as of the date of any such early termination of the Term.

27. Tenant Financial Information. Within thirty (30) days following Landlord’s written request to do so (provided that in no event shall such request be made more than once per calendar year, except in the event of a bona fide sale or financing or at any time when Tenant is in default of any of its obligations under this Lease beyond any applicable notice and cure period), Tenant shall provide to Landlord financial statements for Tenant which will include a balance sheet, income statement, statement of changes in equity, statement of consolidated cash flows and such other financial information as Landlord may reasonably request, all certified by an authorized representative of Tenant to be true, correct and complete in all material respects, and copies of all financial statements which may have been prepared by any certified public accountant.

28. Tenant Estoppel Certificates. At any time and from time to time within twenty (20) days after written request by Landlord (provided that in no event shall such request be made more than once per calendar year, except in the event of a bona fide sale or financing or at any time when Tenant is in default of any of its obligations under this Lease beyond any applicable notice and cure period), without charge, Tenant shall execute, acknowledge and deliver to Landlord an estoppel certificate in a commercially reasonable form and substance certifying, among other things, (a) that this Lease is unmodified and in full force and effect if such is the fact (or, if there has been any modification to this Lease, stating the modification), (b) the amount of Base Rent payable by Tenant under this Lease and the dates to which such Base Rent and other charges have been paid in advance, if any, (c) that there is no default on the part of Tenant or, to Tenant’s actual knowledge, without inquiry and without any duty to inquire, on the part of Landlord under this Lease and there are no factors or circumstances which, with the giving of notice and/or the passage of time, could reasonably be expected to result in a material default under this Lease, and (d) as to such other matters as Landlord may reasonably request. It is understood that any such statement by Tenant may be relied upon by any purchaser of the Premises or Landlord, or by any mortgagee or assignee of any mortgage of any such purchaser or Landlord, or by the trustee or beneficiary of any deed of trust constituting a lien upon the Premises.

29. Representations, Warranties and Covenants of Tenant. In order to induce Landlord to enter into this Lease, Tenant represents, warrants and covenants to Landlord as follows:

(a) Authority of Tenant. Tenant is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business in the State of Colorado and has all requisite power and authority under the laws of such states and its charter documents to enter into and perform its obligations under this Lease. Tenant has taken all necessary action to authorize the execution, delivery and performance of this Lease and the individual signing this Lease on behalf of Tenant is duly authorized to do so.

(b) Litigation. No investigation, action or proceeding is pending and, to Tenant’s knowledge, no investigation looking toward any action or proceeding has begun, and no action or proceeding is threatened which (i) questions the validity of this Lease or any action taken or to be taken pursuant hereto, (ii) could reasonably be expected to result in any adverse change in the business, operation, affairs or condition of the Premises, (iii) could reasonably be expected to result in or subject the Property to a material liability, or (iv) involves condemnation or eminent domain proceedings against any part of the Premises.

(c) Absence of Breaches or Defaults. To Tenant’s knowledge, neither the execution, delivery or performance of this Lease or any other document to be executed, delivered or performed by Tenant hereunder, nor compliance with the terms and provisions hereof or thereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon the Premises pursuant to, the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which Tenant or the Premises is bound.

(d) No Violation of Laws. The Premises do not and will not violate any applicable laws (including, without limitation, any common law or tort law), statutes, ordinances, codes (including, but not limited to, zoning, building, subdivision, health, fire and safety, and engineering codes), the rules and regulations of, any governmental authority or quasi-governmental authority, and/or any lien, charge or encumbrance upon the Premises, including, without limitation, matters of public record.

(e) Ownership of Tenant. Parent owns all of the stock or other ownership interests in Tenant.

(f) Financial Statements. Tenant has previously provided Landlord with true, correct and complete copies of the financial statements of Tenant. Such financial statements, including in each case the notes thereto, were prepared in accordance with generally accepted accounting principles in the United States, applied on a consistent basis throughout the periods covered thereby, and, except as otherwise noted therein, are complete and accurate, and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading.

(g) Blocked Persons. No Tenant Party (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) pursuant to Executive Order number 13224, 66 Federal Register 49079 (September 25, 2001) (the “Order”); (ii) is listed on any other list of terrorists or terrorist organizations maintained pursuant to the Order, the rules and regulations of the OFAC or any other applicable requirements contained in any enabling legislation or other executive orders in respect of the Order (the Order and such other rules, regulations, legislation or orders are collectively in this Section 51(e) called the “Orders”); (iii) is engaged in activities prohibited in the Orders; or (iv) has been convicted, pleaded no lo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.

30. Representations and Warranties of Landlord. In order to induce Tenant to enter into this Lease, Landlord represents and warrants to Tenant as follows:

(a) Authority of Landlord. Landlord is a real estate investment trust, duly formed, validly existing and in good standing under the laws of the State of Maryland and has all requisite power and authority under the laws of such state and its charter documents to enter into and perform its obligations under this Lease. Landlord has taken all necessary action to authorize the execution, delivery and performance of this Lease and the individual signing this Lease on behalf of Landlord is duly authorized to do so.

(b) Litigation. To Landlord’s actual knowledge, there are no suits, actions, proceedings or investigations pending, or to the best of its knowledge, threatened against or involving Landlord before any court, arbitrator or administrative or governmental body which might reasonably result in any material adverse change in the contemplated business, condition or operations of Landlord.

(c) Absence of Breaches or Defaults. To Landlord’s actual knowledge, Landlord is not in, and the execution, delivery and performance of this Lease and the documents, instruments and agreements, if any, provided for herein will not result in, any breach of or default under any other document, instrument or agreement to which Landlord is a party or by which Landlord is subject or bound.

31. “AS IS”. Tenant acknowledges that (a) Landlord purchased the Premises from an affiliate of Tenant on the Effective Date, (b) Tenant occupied the Premises prior to the Effective Date and (c) Tenant has a full and complete opportunity to inspect and evaluate the Premises. As such, no representations, inducements, understanding or anything of any nature whatsoever, made, stated or represented by Landlord or anyone acting for or on Landlord’s behalf, either orally or in writing, have induced Tenant to enter into this Lease (except for those representations made by Landlord in Section 30 of this Lease), and Tenant acknowledges, represents and warrants that Tenant has entered into this Lease under and by virtue of Tenant’s own independent investigations. Tenant accepts the Premises in an “AS IS” and “WHERE IS” condition without warranty of any kind, express or implied, including, without limitation, any warranty as to title, physical condition or the presence or absence of Hazardous Materials (as defined below), and if the Premises are not in all respects entirely suitable for the use or uses to which the Premises or any part of the Premises will be put, then it is the sole responsibility and obligation of Tenant to take such action as may be necessary to place the Premises in a condition entirely suitable for such use or uses. IN CONNECTION WITH THE FOREGOING, TENANT ACKNOWLEDGES AND REPRESENTS TO LANDLORD THAT TENANT HAS HAD AMPLE OPPORTUNITY TO INSPECT AND EVALUATE THE PREMISES AND THE FEASIBILITY OF THE USES AND ACTIVITIES TENANT IS ENTITLED TO CONDUCT ON THE PREMISES; THAT TENANT IS AN EXPERIENCED OWNER AND OPERATOR OF REAL ESTATE; THAT TENANT WILL RELY ENTIRELY ON TENANT’S OWN EXPERIENCE, EXPERTISE AND INSPECTIONS OF THE PREMISES IN ITS CURRENT STATE IN PROCEEDING WITH THIS LEASE; THAT TENANT ACCEPTS THE PREMISES IN ITS PRESENT CONDITION; AND THAT, TO THE EXTENT THAT TENANT’S OWN EXPERIENCE WITH RESPECT TO ANY OF THE FOREGOING IS INSUFFICIENT TO ENABLE TENANT TO REACH AND FORM A CONCLUSION, TENANT HAS ENGAGED THE SERVICES OF PERSONS QUALIFIED TO ADVISE TENANT WITH RESPECT TO SUCH MATTERS. TENANT IS NOT RELYING AND TENANT EXPRESSLY DISAVOWS ANY RELIANCE ON ANY REPRESENTATIONS, EXPRESS OR IMPLIED, ORAL OR WRITTEN, MADE BY LANDLORD OR ITS REPRESENTATIVES.

32. Title to Improvements. Landlord shall be solely entitled to any rights or benefits associated with the ownership of the Improvements and all of the heating, plumbing, air conditioning, electrical and mechanical equipment, installed in, affixed to, placed upon or otherwise appurtenant to the Premises, including, but not limited to, any depreciation, tax credits or other tax benefits associated therewith. Title to any alterations to the Improvements and title to Tenant’s furniture, trade fixtures, fixtures, equipment and other personal property placed upon or installed on the Premises by Tenant shall, for all purposes, be the property and assets of Tenant and Tenant shall be solely entitled to any rights or benefits associated with its ownership thereof including, but not limited to, any depreciation, tax credits or other tax benefits associated therewith; provided, however, Tenant shall not mortgage its interest in, or pledge or grant a security interest to any third party with respect to, any such alterations or additions to the Improvements, and Tenant shall keep the same free and clear of any liens or encumbrances whatsoever (except for the rights of subtenants under subleases entered into by Tenant in accordance with Section 19). Notwithstanding the foregoing, upon the expiration or earlier termination of the Lease Term, title to any alterations or additions to the Improvements constructed by Tenant shall, without the need for the execution of any further instrument, automatically vest in Landlord, free and clear of any Claim by any Tenant Party.

33. Landlord’s Consent. Whenever Landlord’s consent or approval is requested pursuant to the provisions of this Lease, Tenant shall reimburse Landlord for all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’, architects’, engineering, accounting and other professional fees and expenses) incurred by Landlord in responding to any such request, irrespective of whether or not such consent or approval is granted or denied. Where provision is made in this Lease for Landlord’s consent or approval and Tenant shall request such consent or approval and Landlord shall fail or refuse to give or shall delay in giving such consent or approval, Tenant shall not be entitled to any damages and Tenant hereby Waives any claim based on such failure, refusal or delay; provided, however, in any situation where Landlord is expressly required not to unreasonably withhold, condition or delay such consent or approval, Tenant shall be entitled to bring an action for specific performance or injunction in connection with such failure, refusal or delay as its sole and exclusive remedy at law or in equity. If Landlord shall fail to respond to any request for consent hereunder within thirty (30) days, Tenant may, after the expiration of such 30-day period, give Landlord a second notice requesting such consent and if such second notice shall contain an advisory in at least fourteen (14) point, bold-face type to the effect that failure of Landlord to respond to such second notice within ten (10) business days after Landlord’s receipt thereof shall constitute consent or approval to the matter requested, then if Landlord shall fail to respond within such ten (10) business day period, such consent or approval shall be deemed given.

Any dispute as to whether Landlord shall be entitled to withhold, condition or delay its approval pursuant to its express obligations under Sections 11 or 19 hereof (a “Dispute”) may, at either party’s election, be resolved by arbitration administered by the American Arbitration Association (“AAA”) in the City of Denver, Colorado or the closest city in which the AAA maintains an office. Arbitrations hereunder shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq., and administered under the AAA Commercial Arbitration Rules in effect on the date the Dispute is submitted to arbitration, except that the arbitrator shall be an architect pr engineer experienced in similar design and construction or a broker having experience in leasing similar property, in each case as appropriate to the matter in dispute, and, in either case, such arbitrators will be professionally licensed to practice in their respective fields by the State of Colorado. If the parties cannot agree on a mutually acceptable single arbitrator from the one or more lists submitted by the AAA, the AAA shall designate a minimum of three (3) persons, who, in its opinion, meet the criteria set forth herein. Each party shall be entitled to strike one of such designees on a peremptory basis, indicating its order of preference with respect to the remaining designees, and the selection of the arbitrator shall be made by the AAA from among such designees not so stricken by either party in accordance with their indicated order of mutual preference. The arbitrator shall base the arbitration award on accepted design and construction industry customs and practices, customary leasing guidelines and practices and applicable law and judicial precedent and, unless both parties agree otherwise, shall include in such award the findings of fact and conclusions of law or industry practice upon which the award is based. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The prevailing party in the arbitration shall be entitled to reasonable attorneys’ fees and expenses incurred in the resolution of said Dispute.

34. Notices. All notices, demands or requests required to be given under this Lease shall be in writing and shall be served or given only by personal delivery, recognized overnight courier, or United States certified mail, return receipt requested, postage prepaid, addressed to Landlord at c/o Reit Management & Research LLC, 5627 Oberlin Drive, Suite 112, San Diego, California 92121, Attn: Regional Vice President, with a copy to Reit Management & Research LLC, 400 Centre Street, Newton, Massachusetts 02458, Attn: Jennifer B. Clark and addressed to Tenant at the Premises. Either party may change such address by at least thirty (30) days’ advance written notice in the manner specified above for the giving of notices to the other; provided, however, neither party may designate a foreign address or an address for delivery of notices which does not indicate a street address (i.e., building name or number and street identification), city, state and zip code. Notice shall be deemed received as of the date (a) such notice is delivered to the party intended to receive such notice, (b) such notice is delivered to the then-designated address of the party to receive such notice, (c) such notice is rejected or otherwise refused at the then-designated address of the party to receive such notice, (d) such notice is deemed undeliverable because of a changed address of which no notice was given pursuant to this Lease, (e) which is one (1) business day following deposit with a recognized overnight courier, or (f) which is (5) days following deposit in the United States, mail, if served by certified or registered mail, return receipt requested. Notices by a party may be given by the legal counsel to such party and/or an authorized agent of such party. In this regard, any notice to be given by or on behalf of Landlord under this Lease shall be effective if given by Landlord’s legal counsel and/or Landlord’s property manager, and any notice to be given by or on behalf of Tenant under this Lease shall be effective if given by Tenant’s legal counsel. In no event shall notices be transmitted by facsimile or electronic mail.

35. Waiver. No Waiver of any default by either party under this Lease will be implied from any omission by either party to take action on account of such default if such default persists or is repeated, and no express Waiver will affect any default other than the default specified in such Waiver, and then such Waiver will be operative only for the time and to the extent expressly stated. A Waiver by either party of any provision of this Lease will not be construed as a Waiver of any subsequent breach of the same provision, nor will the consent or approval by either party to or of any act by the other be deemed to Waive or render unnecessary their consent or approval to or of any subsequent similar acts.

36. Time is of the Essence. Time is of the essence of each and every provision of this Lease.

37. No Recording. This Lease shall not be recorded, but a memorandum of this Lease in the form attached to this Lease as Exhibit “B” shall be executed, acknowledged and delivered by the parties, which Memorandum of Lease may be recorded by Tenant or Landlord in the official records of the City and County of Denver, Colorado at the sole cost and expense of the recording party.

38. Conveyance by Landlord. Landlord shall be permitted to sell, convey, transfer or otherwise dispose of its interest in the Premises and this Lease at any time. If Landlord or any successor Landlord shall sell, convey, transfer or otherwise dispose of its interest in the Premises, it shall be released from all liabilities and obligations imposed upon Landlord under this Lease arising from and after the date of such sale, provided that all such liabilities and obligations shall be assumed by the new owner of the Premises.

39. No Personal Liability to Landlord. Tenant shall look solely to Landlord’s interest in the Premises, including the equity, net rents, issues, profits and other income actually received by Landlord from the ownership of the Premises, for the satisfaction of any judgment or decree requiring the payment of money by Landlord which is based on any default or other Claim arising under this Lease (whether in contract, tort or for breach of any express or implied covenant contained in this Lease). No other property or assets of Landlord, or any officer, director, trustee, member, partner of, or shareholder or investor in Landlord, shall be subject to levy, execution or other enforcement procedures for satisfaction of any such judgment or decree. Tenant hereby Waives, to the fullest extent permitted by law, any right to satisfy any money judgment against Landlord any assets of Landlord other than Landlord’s interest in the Premises.

40. Subordination, Nondisturbance and Attornment. This Lease and all rights of Tenant herein, and all interest or estate of Tenant in the Premises, or any portion thereof, shall be subject and subordinate to the lien (but not the terms or conditions) of any mortgage, deed of trust, security instrument, ground lease or other document of like nature affecting Landlord’s fee interest in the Premises (each, a ‘‘Mortgage”), which at any time may be placed upon the Premises, or any portion thereof, and to any replacements, renewals, amendments, modifications, extensions or refinancing thereof, and to each and every advance made thereunder, but only if the holder thereof shall so elect and only on the condition that Landlord shall be obtain an agreement (a “Nondisturbance Agreement”) from such holder, in a form and containing terms and conditions customarily used or required by such holder (or if no such form exists, in a commercially reasonable form containing customary terms and conditions), whereby such holder shall agree to recognize Tenant’s leasehold interest hereunder upon a foreclosure of such Mortgage, so long as there shall exist no Event of Default hereunder, and in return Tenant shall agree to covenants customarily contained in similar subordination, nondisturbance and attornment agreements. Notwithstanding the foregoing, Tenant agrees, within twenty (20) days following Landlord’s written request (provided that in no event shall such request be made more than once per calendar year, except in the event of a bona fide sale, financing or assignment), to execute and deliver to Landlord any instruments, releases or other documents that may be reasonably required for the purpose of subjecting and subordinating this Lease to the lien of any such Mortgage but subject to concurrent receipt of a Nondisturbance Agreement.

41. Invalidity. If any provision of this Lease or any part of this Lease shall be determined to be invalid, unenforceable or illegal, then such provision shall be deemed severed from this Lease, and shall not affect the remaining provisions of this Lease.

42. Construction. This Lease, its construction, validity and effect, shall be governed and construed by and in accordance with the laws of the State of Colorado. All provisions of this Lease have been negotiated by both parties at arm’s length and neither party shall be deemed the scrivener of this Lease. In addition, if either party has made a scrivener’s error (including, without limitation, any scrivener’s error with regard to division, multiplication, addition, or subtraction of any numbers or arithmetic calculation in this Lease), this Lease shall not be construed for or against either party by reason of the authorship or alleged authorship of any provision of this Lease.

43. Attorneys’ Fees. If Landlord or Tenant files a suit against the other which is in any way connected with this Lease, the unsuccessful party shall pay to the prevailing party a reasonable sum for attorneys’ fees, costs and disbursements, including the reasonable fees, costs and disbursements of consultants, professionals or paralegals, whether at trial, appeal and/or in bankruptcy court, all of which will be deemed to have accrued on the commencement of such action and shall be enforceable whether or not such action is prosecuted to judgment. To the fullest extent permitted by law, such fees, costs and disbursements will be based upon the actual and reasonable fees, costs and disbursements incurred and not by reference to the amount in controversy.

44. Binding Effect. Subject to Sections 38 and 49 and to the limitations of Section 21 above, this Lease shall inure to the benefit of and shall be binding upon the parties, their heirs, personal representatives, successors and permitted assignees.

45. Quiet Enjoyment. So long as Tenant is not in default of any of the terms or conditions of this Lease beyond any applicable notice and cure period, Tenant may quietly have, hold and enjoy the Premises during the Lease Term, free from hindrance or molestation by Landlord and persons claiming by, through and under Landlord.

46. Brokerage Commissions. Tenant represents and warrants to Landlord that it has had no dealings with any real estate broker, finder or agent in connection with the negotiations of this Lease and that it knows of no other real estate broker, company, finder or agent who is or might be entitled to a commission in connection with the execution of this Lease. Landlord represents and warrants to Tenant that it has had no dealings with any real estate broker, finder or agent in connection with the negotiations of this Lease and that it knows of no other real estate broker, company, finder or agent who is or might be entitled to a commission in connection with the execution of this Lease.

47. No Partnership. Nothing contained in this Lease shall be deemed or construed as creating an agency, partnership or joint venture relationship between Landlord and Tenant or between Landlord and any other party, or cause Landlord to be responsible in any way for the debts or obligations of Tenant Party or any other party.

48. Survival of Obligations. Tenant’s obligations set forth in this Lease shall survive the expiration or earlier termination of this Lease with respect to acts, omissions, liabilities and amounts which occurred or accrued, as the case may be, prior to the expiration or earlier termination of this Lease.

49. Entire Agreement. This Lease constitutes the entire agreement between Landlord and Tenant with respect to the lease of the Premises and supersedes any and all other prior written or oral agreements or understandings with respect to the Premises. This Lease may not be modified or amended in any respect except by an instrument signed in writing by both Landlord and Tenant.

50. Severability. If any provision of this Lease shall be determined to be void by any court of competent jurisdiction, then such determination shall not affect any other provision of this Lease and all such other provisions shall remain in full force and effect. It is the intention of Landlord and Tenant that if any provision of this Lease is capable of two constructions, one of which would render the provision void and the other of which would render the provision valid, then the provision shall have the meaning which renders it valid.

51. Waiver of Redemption. Tenant expressly Waives any and all rights of redemption granted by or under any present or future laws if Tenant is evicted or dispossessed for any cause, or if Landlord obtains possession of the Premises by reason of the violation by Tenant of any of the covenants and conditions of this Lease or otherwise.

52. Waiver of Right to Jury Trial. Landlord and Tenant each waive their respective right to a trial by jury of any contract or tort claim, counterclaim, cross-complaint or cause of action in any action, proceeding or hearing brought by either Landlord or Tenant against the other on any matter arising out of or in any way connected to this Lease, the relationship of Landlord and Tenant or Tenant’s use or occupancy of the Premises, including any claim of injury or damage or the enforcement of any remedy under any current or future law, statute, regulation, code or ordinance.

53. Disclaimer. EACH OF LANDLORD AND TENANT ACKNOWLEDGES AND AGREES THAT IT IS SOPHISTICATED AND EXPERIENCED IN COMMERCIAL REAL ESTATE TRANSACTIONS AND HAS BEEN REPRESENTED BY COMPETENT LEGAL COUNSEL IN CONNECTION WITH THE PREPARATION, NEGOTIATION AND EXECUTION OF THIS LEASE. AS REFERENCED IN SECTION 49 ABOVE, LANDLORD AND TENANT INTEND THAT THIS LEASE CONSTITUTE THE ENTIRE AGREEMENT OF THE PARTIES AND THAT THIS LEASE NOT BE DEEMED TO INCLUDE, BY IMPLICATION OR OTHERWISE, ANY TERM, COVENANT OR PROVISION NOT EXPRESSLY SET FORTH IN THIS LEASE. AS SUCH, LANDLORD AND TENANT EACH HEREBY AGREE THAT THE IMPLIED COVENANT OF GOOD FAITH AND FAIR DEALING SHALL NOT BE UTILIZED TO SUPPLEMENT THE EXPRESS PROVISIONS OF THIS LEASE. NEITHER LANDLORD NOR TENANT MAY REASONABLY RELY ON ANY PROMISE INCONSISTENT WITH THE PROVISIONS OF THIS ARTICLE.

54. Statement Concerning Limited Liability. THE AMENDED AND RESTATED DECLARATION OF TRUST ESTABLISHING LANDLORD, DATED JULY 1, 1994, AS AMENDED AND SUPPLEMENTED, AS FILED WITH THE STATE DEPARTMENT OF ASSESSMENTS AND TAXATION OF MARYLAND, PROVIDES THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF LANDLORD SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, LANDLORD. ALL PERSONS DEALING WITH LANDLORD IN ANY WAY SHALL LOOK ONLY TO THE ASSETS OF LANDLORD FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

55. Waiver of Landlord Lien. Landlord hereby subordinates any landlord’s lien (whether created by statute, contract or otherwise but excluding any lien to secure a judgment) it may have with respect to Tenant’s personal property, trade fixtures, furniture, inventory and equipment to any perfected lien of any third party which provides purchase money financing or any secured financing to Tenant. This provision shall be self-operative and Landlord shall have no obligation to execute any further instruments in this regard.

56. Vacation of Easements. Tenant shall use commercially reasonable efforts to cause the Colorado Public Service Company to vacate the following easements: Easements to the Public Service Company of Colorado dated November 4, 1976 in Book 2514 at Page 232 (Arapahoe County Records); January 24, 1986 under Reception No. 020491; January 31, 2003 under Reception No. B3023353 (Arapahoe County Records); June 25, 2003 under Reception No. 2003127116; April 18, 1977 in Book 1421 at Page 455; March 29, 1977 in Book 1411 at Page 264; April 18, 1977 in Book 1421 at Page 454; January 24, 1986 under Reception No. 020490; and Easement to the City and County of Denver recorded May 28, 1976 in Book 1254 at Page 489 and re-recorded august 13, 1976 in book 1301 at page 246. All agreements or instruments vacating such easements shall be in a form and substance satisfactory to Landlord in its reasonable discretion and shall be recorded in the applicable real property records by Tenant, at Tenant’s sole cost and expense.

IN WITNESS WHEREOF, the parties have caused this Lease to be executed as a sealed instrument as of the Effective Date.

LANDLORD:

HUB PROPERTIES TRUST, a Maryland real estate investment trust

By:	/s/ John A. Mannix
John A. Mannix President and Chief Investment Officer

TENANT:

RE/MAX INTERNATIONAL, LLC, a Delaware limited liability company

By:	/s/ David Metzger
Name: David Metzger
Its: Chief Financial Officer

EXHIBIT “A”

LEGAL DESCRIPTION OF THE LAND

(See attached copy.)

- Exhibit A -

5073, 5075 and 5085 South Syracuse Street

Denver, Colorado 80237

LEGAL DESCRIPTION

A FEE SIMPLE, AS TO PARCEL 1; AND AS TO PARCEL 2:

A LEASEHOLD AS CREATED BY THAT CERTAIN LEASE DATED MAY 23, 2007, EXECUTED BY GOLDSMITH METROPOLITAN DISTRICT, A QUASI-MUNICIPAL CORPORATION AND POLITICAL SUBDIVISION OF THE’ STATE OF COLORADO, AS LANDLORD, AND EGAP, LLC, A COLORADO LIMITED LIABILITY COMPANY, AS ASSIGNED TO HUB PROPERTIES TRUST, A MARYLAND REAL ESTATE INVESTMENT TRUST, BY ASSIGNMENT DATED APRIL     , 2010, AS TENANT, AS REFERENCED IN DOCUMENT ENTITLED “MEMORANDUM OF GROUND LEASE AND PURCHASE OPTION” WHICH WAS RECORDED                             , 2010 UNDER RECEPTION NO.                             , FOR THE TERM AND UPON AND SUBJECT TO ALL THE PROVISIONS CONTAINED IN SAID DOCUMENT AND SAID LEASE.

PARCEL 1 (FEE):

A PARCEL OF LAND LOCATED IN SECTION 9, TOWNSHIP 5 SOUTH, RANGE 67 WEST OF THE 6TH-PRINCIPAL MERIDIAN, CITY AND COUNTY OF DENVER, STATE OF COLORADO BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS

COMMENCING AT THE SOUTH QUARTER CORNER OF SECTION 9, TOWNSHIP 5 SOUTH, RANGE 67 WEST OF THE 6TH PRINCIPAL MERIDIAN, THENCE NORTH 82 DEGREES 39 MINUTES 55 SECONDS WEST A DISTANCE OF 1393.53 FEET TO A POINT ON THE WESTERLY RIGHT-OF-WAY LINE OF SOUTH SYRACUSE STREET SAID POINT BEING THE POINT OF BEGINNING; THENCE SOUTH 89 DEGREES 52 MINUTES 59 SECONDS WEST A DISTANCE OF 170.00 FEET;

THENCE SOUTH 00 DEGREES 32 MINUTES 17 SECONDS WEST A DISTANCE OF 150.00 FEET TO A POINT ON THE NORTHERLY RIGHT-OF-WAY LINE OF BELLEVIEW AVENUE; THENCE SOUTH 89 DEGREES 52 MINUTES 59 SECONDS WEST ALONG THE SAID NORTHERLY RIGHT-OF-WAY LINE A DISTANCE OF 158.60 FEET TO A PONT OF THE EASTERLY RIGHT-OF-WAY LINE OF INTERSTATE HIGHWAY 25;

THENCE ALONG THE SAID EASTERLY RIGHT-OF-WAY LINE THE FOLLOWING TWO (2) CONSECUTIVE COURSES:

1) NORTH 37 DEGREES 10 MINUTES 39 SECONDS WEST A DISTANCE OF 609.00 FEET;

5073, 5075 and 5085 South Syracuse Street

Denver, Colorado 80237

PARCEL 1 (FEE) CONTINUED:

2) THENCE NORTH 24 DEGREES 02 MINUTES 39 SECONDS WEST A DISTANCE OF 32:47 FEET; THENCE NORTH 59 DEGREES 00 MINUTES 00 SECONDS EAST DEPARTING SAID EASTERLY RIGHT-OF-WAY LINE A DISTANCE OF 180.41 FEET;

THENCE SOUTH 37 DEGREES 10 MINUTES 39 SECONDS EAST A DISTANCE OF 212.37 FEET;

THENCE SOUTH 89 DEGREES 48 MINUTES 39 SECONDS EAST A DISTANCE OF 181.95 FEET;

THENCE 138.22 FEET ALONG THE ARC OF A NON-TANGENT CURVE TO THE RIGHT HAVING A RADIUS OF 150.00 FEET, A CENTRAL ANGLE OF 52 DEGREES 47 MINUTES 41 SECONDS AND A CHORD WHICH BEARS NORTH 47 DEGREES 26 MINUTES 44 SECONDS EAST A DISTANCE OF 133.38 FEET TO A POINT OF TANGENCY;

THENCE NORTH 73 DEGREES 50 MINUTES 38 SECONDS EAST A DISTANCE OF 64.38 FEET TO A POINT OF CURVATURE;

THENCE 48.66 FEET ALONG THE ARC OF A CURVE TO THE LEFT HAVING A RADIUS OF 30.00 FEET, A CENTRAL ANGLE OF 92 DEGREES 56 MINUTES 05 SECONDS A CHORD WHICH BEARS NORTH 27 DEGREES 20 MINUTES 33 SECONDS EAST A DISTANCE OF 43.50 FEET TO A POINT OF CUSP ON THE WESTERLY RIGHT-OF-WAY LINE OF SOUTH SYRACUSE STREET;

THENCE ALONG SAID WESTERLY RIGHT-OF-WAY LINE THE FOLLOWING TWO (2) CONSECUTIVE COURSES:

1) 415.10 FEET ALONG THE ARC OF A CURVE RIGHT HAVING A RADIUS OF 1213.24 FEET, A CENTRAL ANGLE OF 19 DEGREES 36 MINUTES 11 SECONDS AND A CHORD WHICH BEARS SOUTH 09 DEGREES 15 MINUTES 49 SECONDS EAST A DISTANCE OF 413.08 FEET TO A POINT OF TANGENCY;

2) THENCE SOUTH 00 DEGREES 32 MINUTES 17 SECONDS WEST A DISTANCE OF 26.40 FEET TO THE POINT OF BEGINNING.

EXCEPTING THEREFROM THAT PORTION CONVEYED TO THE CITY AND COUNTY OF DENVER, STATE OF COLORADO IN WARRANTY DEED RECORDED SEPTEMBER 30, 2005 UNDER RECEPTION NO. 2005165636, AND CORRECTION WARRANTY DEED RECORDED MARCH 24, 2006 UNDER RECEPTION NO. 2006046622.

5073, 5075 and 5085 South Syracuse Street

Denver, Colorado 80237

PARCEL 2 (LEASEHOLD):

A PARCEL OF LAND LOCATED IN THE SOUTHWEST 1/4 OF SECTION 9, TOWNSHIP 5 SOUTH, RANGE 67 WEST OF THE 6TH PRINCIPAL MERIDIAN, CITY AND COUNTY OF DENVER, STATE OF COLORADO (FORMERLY LOCATED IN ARAPAHOE COUNTY), BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCING AT THE SOUTH QUARTER CORNER OF SECTION 9, TOWNSHIP 5 SOUTH, RANGE 67 WEST OF THE 6TH PRINCIPAL MERIDIAN; THENCE NORTH 82 DEGREES 39 MINUTES 55 SECONDS WEST, A DISTANCE OF 1393.53 FEET TO A POINT ON THE WESTERLY RIGHT-OF-WAY LINE OF SOUTH SYRACUSE STREET ALSO BEING ON AN EAST-WEST BOUNDARY LINE OF DENVER AND ARAPAHOE COUNTIES; THENCE LEAVING SAID RIGHT-OF-WAY LINE AND CONTINUING ALONG SAID COUNTY BOUNDARY SOUTH 89 DEGREES 52 MINUTES 59 SECONDS WEST, A DISTANCE OF 127.00 FEET TO THE TRUE POINT OF BEGINNING; THENCE DEPARTING SAID COUNTY BOUNDARY SOUTH 00 DEGREES 32 MINUTES 17 SECONDS WEST, A DISTANCE OF 107.00 FEET; THENCE SOUTH 45 DEGREES 12 MINUTES 38 SECONDS WEST, A DISTANCE OF 61.16 FEET TO A POINT ON THE NORTHERLY RIGHT-OF-WAY LINE OF BELLEVIEW AVENUE; THENCE LEAVING SAID RIGHT-OF-WAY LINE ALONG SAID COUNTY BOUNDARY THE FOLLOWING TWO (2) CONSECUTIVE COURSES: 1) NORTH 00 DEGREES 32 MINUTES 17 SECONDS EAST, A DISTANCE OF 150.00 FEET; 2) THENCE NORTH 89 DEGREES 52 MINUTES 59 SECONDS EAST, A DISTANCE OF 43.00 FEET TO THE TRUE POINT OF BEGINNING.

BASIS OF BEARINGS: ASSUMED BEARING OF NORTH 89 DEGREES 52 MINUTES 59 SECONDS EAST ALONG THE SOUTH LINE OF THE SOUTHWEST QUARTER OF SECTION 9, TOWNSHIP 5 SOUTH, RANGE 67 WEST OF THE 6TH PRINCIPAL MERIDIAN, CITY AND COUNTY OF DENVER, STATE OF COLORADO.

EXHIBIT “B”

FORM OF MEMORANDUM OF LEASE

(See attached copy.)

- Exhibit B -

WHEN RECORDED RETURN TO:

MEMORANDUM OF LEASE

THIS MEMORANDUM OF LEASE is being recorded to provide record notice of the existence of the Lease as hereinafter described. It is executed by the parties hereto for recording purposes only, and it is not intended and shall not modify, amend, supersede or otherwise effect the terms and provisions of said Lease.

1.	Name of Document:	LEASE

2.	Name of Landlord:	HUB PROPERTIES TRUST

3.	Name of Tenant:	RE/MAX INTERNATIONAL, LLC

4.	Address of Landlord:	Reit Management & Research LLC 400 Centre Street Newton, MA 02458 Attn: Jennifer B. Clark

5.	Address of Tenant:

6.	Effective Date:	April 16, 2010

7.	Lease Term:	Eighteen (18) years, commencing on the Effective Date, together with two (2) options to extend the Lease Term for periods of ten (10) years each.

8.	Premises:	The real property more particularly described in Exhibit “A” attached hereto.

- Exhibit B -

IN WITNESS WHEREOF, the parties have caused this Memorandum of Lease to be executed as a sealed instrument as of the Effective Date.

LANDLORD:

HUB PROPERTIES TRUST, a Maryland real estate investment trust

By:
Name:
Its:

TENANT:

RE/MAX INTERNATIONAL, LLC, a Delaware limited liability company

By:
Name:
Its:

- Exhibit B -

COMMONWEALTH OF MASSACHUSETTS     )

                                                                                   ) ss.

COUNTY OF MIDDLESEX                                  )

The foregoing instrument was acknowledged before me on April     , 2010 by John A. Mannix, as President of Hub Properties Trust, a Maryland real estate investment trust, who acknowledged execution of the foregoing instrument for and on behalf of said entity.

WITNESS MY HAND AND OFFICIAL SEAL:

(NOTARY SEAL)	Notary Public

(Printed Name of Notary)

My Commission expires:

STATE OF                                                               )

                                                                                   ) ss.

COUNTY OF                                                           )

The foregoing instrument was acknowledged before me on April     , 2010 by                                    , as                                 of RE/MAX International, Inc., a Delaware corporation, who acknowledged execution of the foregoing instrument for and on behalf of said entity.

WITNESS MY HAND AND OFFICIAL SEAL:

(NOTARY SEAL)	Notary Public

(Printed Name of Notary)

My Commission expires:

- Exhibit B -